Exhibit 10.1

Execution Version

THIS INSTRUMENT, AS WELL AS THE INDEBTEDNESS, RIGHTS AND OBLIGATIONS EVIDENCED HEREBY, ARE AND SHALL AT ALL TIMES BE AND REMAIN SUBORDINATED IN RIGHT AND TIME OF PAYMENT TO THE EXTENT AND IN THE MANNER SET FORTH IN THAT CERTAIN SUBORDINATION AGREEMENT (AS AMENDED, SUPPLEMENTED, RESTATED, OR OTHERWISE MODIFIED FROM TIME TO TIME IN ACCORDANCE WITH THE TERMS THEREOF, THE “SUBORDINATION AGREEMENT”) DATED AS OF SEPTEMBER 25, 2021, EXECUTED AND DELIVERED BY MEDTRONIC, INC., AS THE SUBORDINATED CREDITOR (AS DEFINED THEREIN), TO THE PRIOR DISCHARGE OF THE SENIOR DEBT, AND EACH HOLDER OF THIS INSTRUMENT BY ITS ACCEPTANCE HEREOF IRREVOCABLY AGREES TO BE BOUND BY THE PROVISIONS OF THE SUBORDINATION AGREEMENT.

FACILITY AGREEMENT

dated as of September 25, 2021

by and among

INTERSECT ENT, INC.,

as the Borrower,

the other Loan Parties party hereto from time to time,

and

Medtronic, Inc.,

as the Lender

i

ii

Section 9.9.	No Waiver; Remedies Cumulative	55
Section 9.10.	Indemnity	55
Section 9.11.	No Usury	56
Section 9.12.	Specific Performance	56
Section 9.13.	USA Patriot Act	57
Section 9.14.	No Third Parties Benefited	57
Section 9.15.	Binding Effect	57
Section 9.16.	Marshaling; Payments Set Aside	57
Section 9.17.	Right of Setoff	57

Schedules

Schedule 2.3	Payment Details
Schedule 3.9	Intellectual Property
Schedule 3.15	ERISA
Schedule 3.16	Subsidiaries
Schedule 3.19	Margin Stock
Schedule 3.20	Environmental Matters
Schedule 3.22	Labor Relations
Schedule 7.2(a)	Existing Liens
Schedule 7.3(a)	Existing Indebtedness

Exhibits

Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Disbursement Request
Exhibit C-1	Form of Portfolio Interest Certificate (Non Partnerships)
Exhibit C-2	Form of Portfolio Interest Certificate (Partnerships)

iii

FACILITY AGREEMENT

This FACILITY AGREEMENT (this “Agreement”), dated as of September 25, 2021 is entered into by and among INTERSECT ENT, INC., a Delaware corporation (the “Borrower”), the other Loan Parties (as defined below) party hereto from time to time, Medtronic, Inc., a Minnesota corporation (the “Lender” and, together with the Borrower and the other Loan Parties party hereto, the “Parties”).

W I T N E S S E T H:

WHEREAS, the Borrower desires that the Lender extend certain term loans to the Borrower to (i) provide funds for the Borrower’s working capital and general corporate purposes, and (ii) pay a portion of the costs and expenses related to entering into this Agreement and obtaining the Loans contemplated hereby, in each case subject to the terms and conditions set forth in this Agreement; and

WHEREAS, each of the Loan Parties is willing to Guarantee all of the Obligations;

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, the Parties hereby agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.1.      General Definitions.  Wherever used in this Agreement, the Exhibits or the Schedules attached hereto, unless the context otherwise requires, the following terms have the following meanings:

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business, business line, unit of operation or division of a Person, (b) the acquisition of in excess of fifty percent (50%) of the equity interests of any Person or otherwise causing any Person to become a Subsidiary of a Loan Party, (c) a merger or consolidation or any other combination with another Person or (d) the acquisition (including through licensing) of any product, product line or Intellectual Property of or from any other Person.

“Additional Amounts” has the meaning set forth in Section 2.4(a).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly (a) controls, or is controlled by, or is under common control with, such Person; or (b) is a general partner, manager or managing member of such Person.  Without limiting the foregoing, a Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, the power to vote ten percent (10%) or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managers or the power to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.  Unless expressly stated otherwise herein, the Lender shall not, for the purposes of this Agreement or any of the other Facility Documents, be deemed an Affiliate of the Borrower, any other Loan Party or any of their respective Subsidiaries.  With respect to the Lender, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as the Lender shall, for purposes hereof, be deemed to be an Affiliate of the Lender.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Anti-Corruption Laws” has the meaning set forth in Section 3.23(c).

“Anti-Money Laundering Laws” has the meaning set forth in Section 3.23(b).

“Applicable Laws” means, with respect to any Person, the common law and any federal, provincial, state, territorial, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees or settlement agreements (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, including all Health Care Laws, in each case whether or not having the force of law and, in each case, that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Assignment and Assumption” means an assignment and assumption agreement entered into by the Lender and an assignee, substantially in the form of Exhibit A or any other form reasonably approved by the Lender.

“Authorizations” means, with respect to any Person, any permits, approvals, authorizations, licenses, registrations, certificates, clearances, concessions, grants, franchises, variances or permissions from, and any other contractual obligations with, any Governmental Authority, in each case whether or not having the force of law, and, in each case, and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject (including all Health Care Permits), and any supplements or amendments with respect to the foregoing.

“Authorized Officer” means the chief executive officer, the president or the chief financial officer of the Borrower or any other officer having substantially the same authority and responsibility.

“Availability Period” means the period commencing on the Closing Date and ending on the earlier of (i) the date the Merger Agreement is terminated for any reason other than the closing of the merger transaction contemplated therein and (ii) the closing of the merger transaction contemplated therein.

“Bankruptcy Code” means Title 11 of the United States Code, as in effect from time to time.

“Borrower” has the meaning set forth in the preamble to this Agreement.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Applicable Laws of, or are in fact closed in, New York, New York.

“Capital Lease” means, with respect to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person (subject to Section 1.5).

“Capital Lease Obligations” means, at the time any determination thereof is to be made, the amount of the liability of a Person in respect of a Capitalized Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP (subject to Section 1.5).

“CFC” means a “controlled foreign corporation” as defined in Section 957 of the Code.

“CHAMPVA” means, collectively, the Civilian Health and Medical Program of the Department of Veterans Affairs, a program of medical benefits covering retirees and dependents of former members of the armed services administered by the United States Department of Veterans Affairs, and all Applicable Laws, rules, regulations, manuals, orders or requirements pertaining to such program.

“Change of Control” means (a) a consolidation, merger, exchange of shares, tender or exchange offer, recapitalization, reorganization, business combination, purchase or sale of shares or other similar event, following which the holders of Common Stock, or of the voting power of voting stock immediately preceding such consolidation, merger, exchange, recapitalization, reorganization, business combination, sale of shares or other event either (i) no longer hold a majority of the outstanding shares of Common Stock or of the shares or voting power of voting stock of the Company, or (ii) no longer have the ability to elect a majority of the Board of Directors of the Company; (b) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than the Company, files any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner” as defined in Rule 13d-3 under the Exchange Act of the Company’s Capital Stock representing beneficial ownership of more than 50% of the outstanding shares of Common Stock or the shares or voting power of the Company’s voting stock; or (c) the occurrence of a “change of control,” however so defined in any document, agreement or instrument governing or evidencing any Indebtedness with a principal amount in excess of $5,000,000 or, in each case, any term of similar effect, excluding the Merger (as defined in the Merger Agreement).

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, and any Treasury Regulations promulgated thereunder.

“Common Stock” means the common stock, $0.001 par value per share of the Borrower.

“Convertible Securities” means any securities (other than Options) directly or indirectly convertible into or exchangeable or exercisable for shares of Common Stock.

“Copyrights” means, collectively, all of the following: (a) all copyrights, rights and interests in copyrights, works protectable by copyright, unregistered copyright rights, copyright registrations and copyright applications; (b) all renewals of any of the foregoing; (c) all income, royalties, damages and payments now or hereafter due and/or payable under any of the foregoing or with respect to any of the foregoing, including damages or payments for past, present or future infringements of any of the foregoing; (d) the right to sue for past, present and future infringements of any of the foregoing; and (e) all rights corresponding to any of the foregoing throughout the world.

“Default” means any event that, with the giving of notice, lapse of time or fulfillment of any other applicable condition (or any combination of the foregoing), would constitute an Event of Default.

“Deerfield Convertible Indebtedness” means the Indebtedness outstanding under that certain Facility Agreement, dated as of May 11, 2020, by and among the Borrower, the other Loan Parties party thereto from time to time, the lenders set forth on the signature page thereto, and Deerfield Partners, L.P., as agent for itself and the other lenders party thereto.

“Deerfield Facility Agreement” means Facility Agreement, dated as of July 22, 2021, by and among the Borrower the other Loan Parties party thereto from time to time, the lenders set forth on the signature page thereto, and Deerfield Partners, L.P., as agent for itself and the other secured parties thereto.

“Deerfield Indebtedness” means the Indebtedness outstanding under the Deerfield Facility Agreement.

“Deerfield Subordination Agreement” means that certain Subordination Agreement, dated as of the date hereof, by and among the Lender, and Deerfield Partners, L.P., as agent for the Secured Parties (as defined in the Deerfield Facility Agreement), and acknowledged by the Loan Parties, in form and substance acceptable to Deerfield Partners, L.P.

“Disbursement Date” means each date on which Loans are made.

“Disbursement Request” means a written notice substantially in the form of Exhibit B hereto.

“Disqualified Lender” means (a) each Person (other than the Lender and its Subsidiaries) that is a direct competitor of the Borrower or any of its Subsidiaries, in each case, that is separately identified in writing by the Borrower from time to time to the Lender, (b) any controlling Affiliate (other than with respect to such Affiliate at which sufficient customary barriers are in place at such entities to prevent the sharing confidential information with respect to the Borrower with the controlled direct competitor of the Borrower) or controlled Affiliate of any such Person that is either (i) identified in writing to the Lender by the Borrower from time to time or (ii) clearly identifiable on the basis of such Affiliate’s name; provided that, in the case of clauses (a) and (b) above, (i) no identification of a Person as a competitor or a controlling or controlled Affiliate of a competitor shall be effective to retroactively disqualify any Person that is, at the time of such identification, already a Lender, and (x) no Person that operates as a brokerage, insurance business, pension fund (or other benefit fund), hedge fund, private equity fund, other investment fund, or investment banking, investment management, investment advisory, lobbying or publishing business, or (y) any non-profit research or non-profit enterprise, shall constitute a Disqualified Lender, whether or not such Person owns an interest in a competitor or a controlled Affiliate of a competitor.  Notwithstanding anything to the contrary contained in this Agreement, the Borrower (on behalf of itself and the other Loan Parties) and the Lender acknowledge and agree that no Secured Party shall have any responsibility or obligation to determine whether any Lender or potential Lender is a competitor (it being understood and agreed, however, that each potential Lender shall be required to represent and warrant in the related Assignment and Assumption Agreement that such potential Lender is not a Disqualified Lender).

“Disqualified Stock” means any Stock that, by its terms (or by the terms of any security or other Stock into that it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is one year and one day following the Maturity Date (excluding any provisions requiring redemption upon a “change of control,” “fundamental change” or similar event that constitutes a Change of Control), (b) is convertible into or exchangeable for (i) debt securities or (ii) any Stock referred to in clause (a) above, in each case, at any time on or prior to the date that is one year and one day following the Maturity Date at the time such Stock is issued, or (c) is entitled to receive scheduled dividends or distributions in cash prior to the date that is one year and one day following the Maturity Date; provided that, if such Stock is issued pursuant to a plan for the benefit of employees of the Borrower or any Subsidiary or by any such plan to such employees, such Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Division/Series Transaction” means, with respect to the Loan Parties and their Subsidiaries, that any such Person (a) divides into two or more Persons (whether or not the original Loan Party or Subsidiary thereof survives such division) or (b) creates, or reorganizes into, one or more series, in each case as contemplated under the laws of any jurisdiction.

“Dollars” and the “$” sign mean the lawful currency of the United States of America.

“EDGAR” has the meaning set forth in Section 3.12.

“Employee Benefit Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA, and any stock purchase, stock option, stock‑based severance, employment, change‑in‑control, medical, disability, fringe benefit, bonus, incentive, deferred compensation, employee loan and any other employee benefit plan, agreement, program, policy or other arrangement, whether or not subject to ERISA, under which (A) any current or former employee, director or independent contractor of the Borrower or any of its Subsidiaries has any present or future right to benefits and that is contributed to, sponsored by or maintained by the Borrower or any of its respective Subsidiaries or (B) the Borrower or any of its Subsidiaries has had or has or would reasonably be expected to have any present or future obligation or liability.

“Environmental Laws” means all Applicable Laws and Authorizations relating to (a) pollution or protection of the environment, (b) any Hazardous Materials activity, or (c) occupational safety and health, industrial hygiene (as they relate to exposure to Hazardous Materials), or the protection of human health or welfare from exposure to Hazardous Materials.

“ERISA” means the US Employee Retirement Income Security Act of 1974 (or any successor legislation thereto) and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means, collectively, any Loan Party, any Subsidiary of a Loan Party, and any Person under common control or treated as a single employer with, any Loan Party or any Subsidiary of a Loan Party, within the meaning of Section 414(b) or (c) of the Code, and solely with respect to Section 412 of the Code (and other provisions of the Code significantly related thereto (e.g., Sections 430 through 436 of the Code)), under Section 414(m) or (o) of the Code.

“ERISA Event” means any of the following: (a) a “reportable event” described in Section 4043(b) or (c) of ERISA (or, unless the thirty (30)-day notice requirement has been duly waived under the applicable regulations) with respect to a Title IV Plan; (b) the withdrawal of any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, has the meaning set forth in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any ERISA Affiliate from any Multiemployer Plan; (d) with respect to any Multiemployer Plan, the filing of a notice of reorganization, insolvency or termination, or treatment of a plan amendment as termination, under Section 4041A of ERISA; (e) the filing of a notice of intent to terminate a Title IV Plan, or treatment of a plan amendment as termination, under Section 4041 of ERISA; (f) the institution of Proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (g) the failure to make any required contribution to any Title IV Plan or Multiemployer Plan when due; (h) the imposition of a Lien under Section 412 or 430(k) of the Code or Section 303 or 4068 of ERISA on any property (or rights to property, whether real or personal) of any ERISA Affiliate; (i) the failure of a Benefit Plan or any trust thereunder intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Laws to qualify thereunder; (j) a Title IV plan is in “at risk” status within the meaning of Code Section 430(i); (k) a Multiemployer Plan is in “endangered status” or “critical status” within the meaning of Section 432(b) of the Code; or (l) any other event or condition that constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of any liability upon any ERISA Affiliate under Title IV of ERISA other than for contributions to Title IV Plans and Multiemployer Plans in the ordinary course and PBGC premiums due but not delinquent.

“Event of Default” has the meaning set forth in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

“Excluded Subsidiary” means (a) any Subsidiary that is prohibited by any applicable law or by any contractual obligation existing on the Closing Date (or, if later, the date of acquisition of such Subsidiary) from Guaranteeing the Obligations (provided that such contractual obligation was not entered into in order to satisfy the conditions of this definition) or any Subsidiary that would require consent, approval, license or authorization of any Governmental Authority in order to Guarantee the Obligations unless such consent, approval, license or authorization has been received or can be obtained by the Subsidiary through the use of commercially reasonable efforts, (b) any Subsidiary that is a CFC, FSHCO or a direct or indirect subsidiary of any CFC or FSHCO, in each case only if the Borrower demonstrates to the satisfaction of the Lender (exercised reasonably and in good faith) that the inclusion of such Subsidiary as an Excluded Subsidiary is necessary in order to prevent the Borrower’s inclusion of income in the current or immediately succeeding taxable year (if such succeeding year is within the term of the Loans) in an amount materially greater than the income inclusion that would result for such taxable year absent such Subsidiary’s inclusion as an Excluded Subsidiary; and (c) any Immaterial Subsidiary; provided that no Subsidiary shall constitute an Excluded Subsidiary if it (x) Guarantees any Indebtedness of a Loan Party or (y) owns or exclusively licenses any Intellectual Property that is material to the business of the Borrower and its Subsidiaries, taken as a whole.

“Excluded Taxes” means with respect to any Secured Party, (a) Taxes imposed on (or measured by) net income (however denominated), franchise Taxes and branch profits Taxes, in each case (i) imposed as a result of such Lender being organized under the laws of, or having its principal office or applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) that are Other Connection Taxes, (b) in the case of a Lender, any withholding Tax imposed on amounts payable to or for the account of such Lender with respect to its interest in a Loan under a law in effect at the time such Lender becomes a party to this Agreement or changes its lending office, except to the extent such Lender acquired its interest in the Loans from a transferor that was entitled, immediately before such transfer, to receive Additional Amounts with respect to such withholding Tax pursuant to Section 2.4(a) or was itself a Lender so entitled immediately before changing its lending office, (c) in the case of a Lender, any withholding Taxes attributable to such Lender’s failure to comply with Section 2.4(d), or (d) any withholding Tax imposed under FATCA.

“Facility Documents” means this Agreement, the Deerfield Subordination Agreement, any Guaranty, any written notices from the Borrower with respect to the request of Loans under Section 2.1, any Disbursement Requests, and all other documents, agreements and instruments delivered in connection with any of the foregoing, in each case, as amended, restated, supplemented or otherwise modified from time to time.

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Fiagon Reorganization” means the merger of Intersect ENT GmbH, Duesseldorf into Fiagon GmbH, Hennigsdorf, and the latter changing its name to “Intersect ENT GmbH.”

“FCPA” has the meaning set forth in Section 3.23(c).

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any entity succeeding to any of its principal functions.

“Foreign Lender” has the meaning set forth in Section 2.4(e).

“FSHCO” means a Subsidiary that owns (directly or indirectly) no material assets other than equity interests (or equity interests and debt interests) of one or more CFCs.

“GAAP” means generally accepted accounting principles in the United States consistently applied.

“Governmental Authority” means any federal, state, foreign or international government, regulatory or administrative agency, any state or other political subdivision thereof having jurisdiction over any Loan Party or any Subsidiary of any Loan Party, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.  For the avoidance of doubt, Governmental Authority shall include the SEC, the Principal Market, the Financial Industry Regulatory Authority and any agency, branch or other governmental body, entity or panel charged with the responsibility and/or vested with the authority to administer and/or enforce any Health Care Laws, including any Medicare or Medicaid administrators, contractors, intermediaries or carriers.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise), or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.  The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means each Subsidiary of the Borrower (other than any Excluded Subsidiary) and each other Person who provides a guaranty of any of the Obligations under this Agreement pursuant to a Guaranty or any other Facility Document, including pursuant to a joinder agreement thereto.

“Guaranty” means a Guaranty made by a Guarantors in favor of the Lender in form and substance reasonably acceptable to the Lender.

“Hazardous Material” means (a) any radioactive materials, asbestos-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls, radon gas, petroleum and petroleum by-products and derivatives and (b) any other chemical, material or substance, waste, pollutant or contaminant that is prohibited, limited or subject to regulation, investigation, control or remediation by or pursuant to any Environmental Law, in each case because of its dangerous or deleterious properties or characteristics.

“Health Care Laws” means all Applicable Laws relating to the provision and/or administration of, and/or payment for, health care services, items and supplies including, without limitation, including without limitation Applicable Laws related to: (a) fraud and abuse, including, without limitation, the federal Anti-Kickback Statute (42 U.S.C. §1320a-7b(b)), the Eliminating Kickbacks in Recovery Act of 2018 (18 U.S.C. § 220), the Stark Law (42 U.S.C. §1395nn), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the criminal False Claims Act 18 U.S.C. § 287, the False Statements Relating to Health Care Matters Act (18 U.S.C. § 1035), the Health Care Fraud Act (18 U.S.C. § 1347), the Program Fraud Civil Remedies Act (31 U.S.C. §§ 3801-3812), the Anti-Kickback Act of 1986 (41 U.S.C. §§ 51-58), the Laws regarding Exclusion and Civil Monetary Penalties (42 U.S.C. §§ 1320a-7, 1320a-7a and 1320a-7b), the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Pub. L. No. 108-173), and any state, commonwealth or local laws similar to any of the foregoing; (b) the Patient Protection and Affordable Care Act (Pub. L. No. 111-148) and the Health Care and Education Reconciliation Act of 2010 (Pub. L. No. 111-152); (c) Medicare, Medicaid, CHAMPVA, TRICARE, the State Children’s Health Insurance Program (Title XXI of the Social Security Act), and any other Third Party Payor Programs; (d) the licensure, permitting, registration or regulation of healthcare providers, suppliers, professionals, facilities or payors; (e) patient health care; (f) quality, safety certification and accreditation standards and requirements; (g) billing, coding or the submission or payment of claims or collection of accounts receivable or refund of overpayments; (h) HIPAA; (i) the practice of medicine and other health care professions or the organization of medical or professional entities; (j) state kickback, fee-splitting, false claims, or self-referral prohibitions; (k) the Federal Controlled Substances Act (21 U.S.C. 801 § et. seq., and all rules and regulations of the United States Drug Enforcement Administration), the federal Food Drug and Cosmetic Act (21 U.S.C. §§ 301 et seq.), including current Good Manufacturing Practices, and similar standards of the United States Food and Drug Administration, and any related state laws and regulations; (l) the Clinical Laboratory Improvement Amendments and the regulations promulgated thereunder and similar state laws; (m) the provision of free or discounted care or services; (n) laws and regulations regulating the generation, transportation, treatment, storage, disposal and other handling of medical or radioactive waste, and (o) any and all other applicable health care laws, regulations, and manual provisions, policies and administrative guidance, each of clauses (a) through (o) as may be amended, modified or supplemented from time to time and any successor statutes thereto and regulations promulgated thereunder from time to time.

“HIPAA” means the (a) Health Insurance Portability and Accountability Act of 1996; (b) the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009); and (c) any federal, state and local laws regulating the privacy and/or security of individually identifiable health information, including, without limitation, state laws providing for notification of breach of privacy or security of individually identifiable health information, in each case with respect to the Applicable Laws described in clauses (a), (b) and (c) of this definition, as the same may be amended, modified or supplemented from time to time, any successor statutes thereto, any and all rules or regulations promulgated from time to time thereunder.

“Immaterial Subsidiary” means, at any date of determination, a Subsidiary of the Borrower (a) whose total assets as of the most recent available quarterly or year-end financial statements were less than 5% of the consolidated total assets of the Borrower and its Subsidiaries at such date and (b) whose gross revenues as of the most recent available quarterly or year-end financial statements were less than 5% of the consolidated gross revenues of the Borrower and its Subsidiaries for such period, in each case determined in accordance with GAAP; provided that, in no event shall (i) the total assets of all Immaterial Subsidiaries in the aggregate as of the most recent available quarterly or year-end financial statements exceed 7.5% of the total assets of the Borrower and its Subsidiaries at such date or (ii) the gross revenues of all Immaterial Subsidiaries in the aggregate as of the most recent available quarterly or year-end financial statements exceed 7.5% of the consolidated gross revenues of the Borrower and its Subsidiaries for such period, in each case determined in accordance with GAAP; provided, further, that no Subsidiary shall constitute an Immaterial Subsidiary if it (x) Guarantees any Indebtedness of a Loan Party or (y) owns or exclusively licenses any assets that are material to the business of the Borrower and its Subsidiaries, taken as a whole.

“Indebtedness” means, with respect to any Person, (a) all indebtedness for borrowed money of such Person; (b) the deferred purchase price of assets or services of such Person (other than (i) trade payables entered into in the ordinary course of business and that are not more than ninety (90) days past due, (ii) deferred compensation and severance, pension, health and welfare retirement and equivalent benefits to current or former employees, directors or managers of such Person and its Subsidiaries, and (iii) any earn-outs, purchase price adjustments, milestones or other deferred acquisition consideration, except, in each case, to the extent, in accordance with GAAP, that such earn-outs, purchase price adjustments, milestones or other deferred acquisition consideration should be shown to be a liability on the balance sheet); (c) all Guarantees of Indebtedness by such Person; (d) the face amount of all letters of credit issued or acceptance facilities established for the account of such Person (or for which such Person is liable), including without duplication, all drafts drawn thereunder; (e) all Capital Lease Obligations of such Person; (f) all indebtedness secured by any Lien on any assets or property of such Person, whether or not such indebtedness has been assumed or is recourse (with the amount thereof, in the case of any such indebtedness that has not been assumed by such Person, being measured as the lower of (x) fair market value of such property and (y) the amount of the indebtedness secured); (g) indebtedness created or arising under any conditional sale or title retention agreement, or incurred as financing, in either case with respect to assets or property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such assets or property); (h) all obligations of such Persons evidenced by notes, bonds, debentures or similar instruments; (i) all obligations of such Person, whether or not contingent, in respect of Disqualified Stock, valued at, in the case of redeemable preferred Stock, the greater of the voluntary liquidation preference and the involuntary liquidation preference of such Stock plus accrued and unpaid dividends; (j) all direct or indirect liability, contingent or otherwise, of such Person with respect to any other Indebtedness of another Person if the primary purpose or intent of the Person incurring such Indebtedness, or the primary effect thereof, is to provide assurance to the obligee of such liability that such Indebtedness will be paid; (k) all direct or indirect liability, contingent or otherwise, of such Person under Swap Contracts (other than with respect to Permitted Equity Swaps that are classified as equity in accordance with GAAP) and (l) royalty and revenue interest financing obligations.

“Indemnified Person” has the meaning set forth in Section 9.10(a).

“Indemnified Taxes” means (a) any Taxes imposed on or with respect to any payments made by or on account of any obligation of any Loan Party under any Facility Document, other than Excluded Taxes, and (b) to the extent not otherwise described in clause (a) above in this definition, Other Taxes.

“Indemnity” has the meaning set forth in Section 9.10(a).

“Intellectual Property” means all rights, title and interests in or relating to (a) intellectual property and industrial property arising under any Applicable Law, including all Copyrights, Patents, Software, Trademarks, Internet Domain Names, Trade Secrets, (b) all IP Ancillary Rights relating thereto and (c) IP Licenses.

“Interest Rate” means 5.00% per annum.

“Internet Domain Name” means all right, title and interest (and all related IP Ancillary Rights) arising under any Law in or relating to internet domain names.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IP Ancillary Rights” means, with respect to any Intellectual Property of the type described in clauses (a) and (c) of the definition of “Intellectual Property,” as applicable, all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of, such Intellectual Property and all income, royalties, proceeds and Liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such Intellectual Property, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, in each case, all rights to obtain any other IP Ancillary Right.

“IP License” means all contractual obligations (and all related IP Ancillary Rights), whether written or oral, granting any right, title and interest in or relating to any Intellectual Property of the type described in clause (a) of the definition of Intellectual Property.

“IRS” means the United States Internal Revenue Service.

“Lender” has the meaning set forth in the preamble to this Agreement.

“Liabilities” means all claims, actions, suits, judgments, damages, losses, liabilities, obligations, responsibilities, fines, penalties, sanctions, costs, fees, Taxes, commissions, charges, disbursements and expenses (including those incurred upon any appeal or in connection with the preparation for and/or response to any subpoena or request for document production relating thereto), in each case of any kind or nature (including interest accrued thereon or as a result thereof and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, and whether direct, indirect, contingent, consequential, actual, punitive, treble or otherwise.

“License” has the meaning set forth in the definition of “Permitted License.”

“Lien” means any lien, pledge, preferential arrangement, mortgage, security interest, deed of trust, charge, assignment, hypothecation, title retention or other encumbrance on or with respect to property or interest in property having the practical effect of constituting a security interest.

“Loan” means any loan or other credit extension made available or provided from time to time by the Lender to the Borrower pursuant to this Agreement or any other Facility Document or, as the context may require, the principal amount thereof from time to time outstanding.

“Loan Parties” means the collective reference to the Borrower and all of the Guarantors.

“Loss” has the meaning set forth in Section 9.10(a).

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the Federal Reserve Board.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, results of operations, condition (financial or otherwise) or assets of any Loan Party or its Subsidiaries, (b) the legality, validity, binding effect or enforceability of any provision of any Facility Document, (c) the ability of any Loan Party to perform its obligations under any Facility Document, or (d) the rights and remedies of the Lender Parties under any Facility Document.

“Material Agreements” has the meaning set forth in Section 3.18.

“Maturity Date” means the earlier to occur of: (i) the declaration of acceleration upon an Event of Default; and (ii) one hundred eighty (180) days following the earlier of (x) the Maturity Date (as defined in the Deerfield Facility Agreement) and (y) the date on which the Deerfield Facility Agreement has been fully paid in cash and is terminated.1

“Medicaid” means, collectively, the health care assistance program established by Title XIX of the Social Security Act (42 U.S.C. 1396 et seq.) and any statutes succeeding thereto, and all Applicable Laws, rules, regulations, manuals, orders or requirements pertaining to such program, including (a) all federal statutes affecting such program; (b) all state statutes and plans for medical assistance enacted in connection with such program and federal rules and regulations promulgated in connection with such program; and (c) all applicable provisions of all rules, regulations, manuals, orders and administrative guidance, reimbursement, and requirements of all Governmental Authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Medicare” means, collectively, the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. 1395 et seq.) and any statutes succeeding thereto, and all Applicable Laws, rules, regulations, manuals, orders or requirements pertaining to such program including (a) all federal statutes (whether set forth in Title XVIII of the Social Security Act (42 U.S.C. 1395 et seq.) or elsewhere) affecting such program; and (b) all applicable provisions of all rules, regulations, manuals, orders, administrative guidance, reimbursement and requirements of all Governmental Authorities promulgated in connection with such program (whether or not having the force of law), in each case, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of August 6, 2021, by and among the Borrower, Lender, and Project Kraken Merger Sub, Inc., a Delaware corporation, as amended, supplemented, or otherwise modified from time to time.

1 Note to Cooley: We have stetted this change to align with the term sheet.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any multiemployer plan, as defined in Section 3(37) or 4001(a)(3) of ERISA, as to which any Loan Party or ERISA Affiliate incurs or otherwise has, or would reasonably be expected to have, any obligation or Liabilities (including under Section 4212 of ERISA).

“Obligations” means all Loans, any interests, fees, expenses, costs, liabilities, indebtedness and other obligations (monetary (including post-petition interest, costs, fees, expenses and other amounts, whether allowed or not) or otherwise) of (or owed by) the Borrower and the other Loan Parties under or in connection with the Facility Documents, in each case howsoever created, arising or evidenced, whether direct or indirect (including those acquired by assignment), absolute or contingent, now or hereafter existing, or due or to become due.

“OFAC” has the meaning set forth in Section 3.23(a).

“Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

“Organizational Documents” means (a) for any corporation, the certificate or articles of incorporation, the bylaws, the constitution, any certificate of designation or instrument relating to the rights of holders or preferred stock of such corporation, and any shareholder agreement, (b) for any partnership, the partnership agreement and, if applicable, certificate of limited partnership, (c) for any limited liability company, the operating or limited liability company agreement and articles or certificate of formation or (d) for any other entity, any other document setting forth the manner of election or duties of the officers, directors, managers or other similar or equivalent persons or Persons, or the designation, amount or relative rights, limitations and preference of the Stock of such entity.

“Other Connection Taxes” means with respect to the Lender, Taxes imposed as a result of a present or former connection between the Lender and the jurisdiction imposing such Taxes (except a connection arising solely from the Lender having executed, delivered, become a party to, performed its obligations or received a payment under, received or perfected a security interest under, engaged in any transaction pursuant to or enforced any Facility Document, or sold or assigned an interest in any Facility Document).

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes arising from any payment made hereunder or from the execution, issuance, delivery, registration, enforcement or transfer of, or otherwise with respect to, any Facility Document, except such Taxes that are Other Connection Taxes imposed by a jurisdiction other than the United States.

“Parties” has the meaning set forth in the preamble to this Agreement.

“Patents” means, collectively, all of the following: (a) all patents and patent applications and the inventions and improvements described and claimed therein, and patentable inventions; (b) the reissues, divisions, continuations, renewals, extensions and continuations-in-part of any of the foregoing; (c) all income, royalties, damages and payments now or hereafter due and/or payable under any of the foregoing or with respect to any of the foregoing, including, without limitation, damages and payments for past, present and future infringements of any of the foregoing; (d) the right to sue for past, present and future infringements of any of the foregoing; and (e) all rights corresponding to any of the foregoing throughout the world.

“PBGC” means the United States Pension Benefit Guaranty Corporation or any successor thereto.

“Permitted Acquisition” means any Acquisition by a Loan Party, in each case, to the extent that each of the following conditions shall have been satisfied:

(a)     the Borrower shall have delivered each of the following to the Lender, subject to Section 6.12, as soon as available, executed copies of the Acquisition agreement and all material agreements (other than any exhibits or schedules thereto) pursuant to which such Acquisition is to be consummated (excluding for the avoidance of doubt, any fee letters relating to any financing for such Acquisition); provided that, no later than the first (1st) Business Day following the date of such Acquisition documents, the Borrower shall file a current report on Form 8-K with the SEC describing the terms of the transaction contemplated by such Acquisition documents, including such Acquisition documents (other than any exhibits or schedules) as exhibits thereto;

(b)     the Loan Parties (including any new Subsidiary to the extent required by Section 6.10) shall have executed and delivered the agreements, instruments and other documents to the extent required by Section 6.10 hereof;

(c)    (i) at the time of the execution of the definitive acquisition agreement for such Acquisition, no Default or Event of Default shall have occurred and be continuing, and (ii) at the time of consummation of such Acquisition, no Event of Default shall have occurred and be continuing or would occur as a result thereof;

(d)     all transactions in connection with such Acquisition shall be consummated in all material respects in accordance with Applicable Laws and in conformity with all material applicable Authorizations, and all material applicable Authorizations shall have been obtained;

(e)      the assets acquired in such Acquisition are for use in a business permitted under Section 7.5; and

(f)      such Acquisition shall be on an arm’s-length basis and shall not be hostile and, if required by the Organizational Documents of such Person or by Applicable Laws, shall have been approved by the board of directors (or other similar body) and/or the stockholders or other equity holders of any Person being acquired in such Acquisition.

“Permitted Acquisition Debt” means Indebtedness of any Subsidiaries of the Borrower that is assumed in connection with, a Permitted Acquisition of such Subsidiaries (including for the purpose of refinancing or replacing all or a portion of any pre-existing Indebtedness of the Person(s) or assets to be acquired); provided that, (i) at the time the definitive acquisition agreement for such Permitted Acquisition is executed, no Default or Event of Default has occurred and is continuing, (ii) such Indebtedness is not guaranteed by or required to be guaranteed by, any Person other than the Persons guaranteeing such Indebtedness immediately prior to consummating such Permitted Acquisition, and (iii) such Indebtedness shall not be secured by any Stock or assets of any Person other than the Stock and assets and any accessions, attachments, additions to, substitutions and replacements of, products, and proceeds thereof, if any, securing such Indebtedness immediately prior to consummating such Permitted Acquisition, and any accessions, attachments, and additions to, substitutions and replacements thereof, and proceeds of any of the foregoing, and (iv) such Indebtedness shall not have been incurred in connection with, or in anticipation of, such Permitted Acquisition.

“Permitted Earn-Outs” means obligations of the Borrower or any of its Subsidiaries consisting of earn-outs or deferred purchase price obligations in connection with a Permitted Acquisition, in each case calculated in accordance with GAAP; provided that such obligations are unsecured and not represented by any note or other similar instrument.

“Permitted Equity Swap” means any forward purchase, accelerated share purchase, call option, warrant transaction or other equity derivative transactions relating to the Stock of the Borrower.

“Permitted Exclusive License” means any exclusive License other than any exclusive License to commercialize within the United States and/or Canada, (a) the Borrower’s current Propel® family of products (i.e. Propel®, Propel® Mini and Propel® Contour), (b) Sinuva®, (c) Fiagon ENT Navigation System, FlexPointer, GuideWire, VenSure™ Nav Balloon and PointerShell, or (d) Virtu family of products (i.e. VirtuDrive® Cube4D, VirtuLite®, VirtuView®, VirtuLink®, VirtuTrac®, and VirtuSuite®).

“Permitted License” any license of Intellectual Property, or covenant not to sue, granted by the Borrower or its Subsidiaries for contract manufacturing and production and any other license of Intellectual Property, or covenant not to sue, granted by the Borrower or its Subsidiaries (each, a “License”) so long as such License does not result in a legal transfer of title to the licensed property and has been granted in exchange for fair consideration and, in each case (a) is either (i) a non-exclusive License or (ii) a Permitted Exclusive License, (b) is entered into when no Default or Event of Default has occurred and is continuing or would result therefrom, and (c) is (or is pursuant to) an arm’s-length transaction.

“Permitted Liens” means Liens permitted under Section 7.2.

“Person” means and includes any natural person, individual, partnership, joint venture, corporation, trust, limited liability company, limited company, joint stock company, unincorporated organization, government entity or any political subdivision or agency thereof, or any other entity.

“Portfolio Interest Certificate” has the meaning set forth in Section 2.4(d).

“Proceeding” means any investigation, inquiry, litigation, review, hearing, suit, claim, audit, arbitration, proceeding or action (in each case, whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Product” means any item or service that is designed, developed, created, manufactured, sold or otherwise used by or on behalf of the Loan Parties or any of their Subsidiaries.

“Principal Market” means the Nasdaq Global Market (or successor thereto), subject to Section 6.11.

“Qualifying Secured Debt” means, collectively, Qualifying Secured Non-Royalty Financing Debt and Qualifying Secured Royalty Obligations.

“Qualifying Secured Debt Cap” means, at any time of determination, the lesser of (x) $85,000,000 and (y) the positive difference, if any, between (i) $200,000,000 and (ii) the aggregate outstanding amount of Qualifying Unsecured Debt at such time.

“Qualifying Secured Non-Royalty Financing Debt” means Indebtedness of the Borrower that is pari passu in right of payment with the Obligations and secured by Liens on some or all of the assets of the Borrower in an aggregate outstanding principal amount, together with all Qualifying Secured Royalty Obligations then outstanding, not to exceed at any time the Qualifying Secured Debt Cap; provided that, (a) such Indebtedness does not constitute Qualifying Secured Royalty Financing Obligations, (b) at the time such Qualifying Secured Non-Royalty Financing Debt is incurred, no Default or Event of Default has occurred and is continuing or would occur as a result of such incurrence (provided that, in the case of any such Indebtedness incurred to finance a Permitted Acquisition, such condition, other than with respect to any Event of Default pursuant to Section 8.1(a) or 8.1(d), shall be measured solely as of the date of the execution of the definitive documentation for such Permitted Acquisition), (c) such Indebtedness is not guaranteed by any Person that is not a Guarantor, and (d) such Indebtedness shall not prohibit (i) the incurrence or regularly scheduled payment of principal, interest and charges under this Agreement or the repayment of the Obligations upon the occurrence of (A) an Event of Default and an acceleration under Section 8.2 or (B) a Change of Control (although the definitive loan, credit or other primary agreement governing such Indebtedness may require prior repayment thereof), (ii) any payment, indemnity or reimbursement contemplated by Section 9.2 or 9.10 or (iii) any amendment or modification to this Agreement or the other Facility Documents (other than an amendment or modification that would be adverse in any material respect to the interests of the Persons providing such Indebtedness).  For purposes hereof, the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will be excluded from the determination of the outstanding principal amount of any such Indebtedness.

“Qualifying Secured Royalty Financing Obligations” means Indebtedness arising from one or more financing transactions in respect of royalties on net sales of Products, or revenue interests in respect of Products, of the Borrower that is pari passu in right of payment with the Obligations and secured by Liens on the Products that are the subject of such financing transaction and/or due or payable prior to the date that is one hundred eighty-one (181) days after the Maturity Date and the aggregate potential cash payments in respect of which (whether in the form of milestone payments, fees or any other consideration, but excluding royalties permitted pursuant to clause (c) below), together with the principal amount of all Qualifying Secured Non-Royalty Financing Debt then outstanding, do not exceed at any time the Qualifying Secured Debt Cap; provided that (a) at the time such Qualifying Secured Royalty Obligations are incurred, no Default or Event of Default has occurred or would occur as a result of such incurrence (provided that, in the case of any such Indebtedness incurred to finance a Permitted Acquisition, such condition, other than with respect to any Event of Default pursuant to Section 8.1(a) or 8.1(d), shall be measured solely as of the date of the execution of the definitive documentation for such Permitted Acquisition), (b) such Indebtedness is not guaranteed by any Person that is not a Guarantor, (c) the maximum royalty or revenue interest amount payable in connection with any such transaction shall not exceed 7.00% of net sales of (or net revenues attributable to) Product(s) the development of which is financed by such transaction, and (d) such Indebtedness shall not prohibit (i) the incurrence or regularly scheduled payment of principal, interest and charges under this Agreement or the repayment of the Obligations upon the occurrence of (A) an Event of Default and an acceleration under Section 8.2 or (B) a Change of Control (although the definitive loan, credit or other primary agreement governing such Indebtedness may require prior repayment thereof), (ii) any payment, indemnity or reimbursement contemplated by Section 9.2 or 9.10 or (iii) any amendment or modification to this Agreement or the other Facility Documents (other than an amendment or modification that would be adverse in any material respect to the interests of the Persons providing such Indebtedness).

“Qualifying Unsecured Debt” means, collectively, Qualifying Unsecured Non-Royalty Financing Debt and Qualifying Unsecured Royalty Financing Obligations.

“Qualifying Unsecured Non-Royalty Financing Debt” means Indebtedness of the Borrower that is pari passu with or junior to the Obligations in right of payment and not secured by any Lien on any assets or property of the Borrower or any of its Subsidiaries in an aggregate outstanding amount, together with all Qualifying Unsecured Royalty Financing Obligations then outstanding, not to exceed at any time the positive difference between (x) $200,000,000 and (y) the aggregate amount of Qualifying Secured Debt outstanding at such time; provided that, (a) at the time such Qualifying Unsecured Non-Royalty Financing Debt is incurred, no Default or Event of Default has occurred or would occur as a result of such incurrence (provided that, in the case of any such Indebtedness incurred to finance a Permitted Acquisition, such condition, other than with respect to any Event of Default pursuant to Section 8.1(a) or Section 8.1(d), shall be measured solely as of the date of the execution of the definitive documentation for such Permitted Acquisition), (b) such Indebtedness is not guaranteed by any Person that is not a Guarantor, (c) such Indebtedness shall not mature or be mandatorily redeemable or prepayable, in whole or in part, prior to the date that is one hundred eighty-one (181) days after the Maturity Date (it being understood that acceleration or mandatory repayment, prepayment, redemption or repurchase of such Indebtedness upon the occurrence of an event of default, asset sale, fundamental change or a change in control shall not be prohibited by this clause (c)), and (d) such Indebtedness shall not prohibit (i) the incurrence, regularly scheduled payment or mandatory prepayment (including at maturity, by acceleration or otherwise) of principal, interest and charges under this Agreement, (ii) any payment, indemnity or reimbursement contemplated by Section 9.2 or 9.10 or (iii) any amendment or modification to this Agreement or the other Facility Documents (other than an amendment or modification that would alter the alter the repayment or prepayment requirements of this Agreement in a manner that would be materially adverse to the interests of the Persons providing such Qualifying Secured Non-Royalty Financing Debt).  For purposes hereof, the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will be excluded from the determination of the outstanding principal amount of any such Indebtedness.

“Qualifying Unsecured Royalty Financing Obligations” means Indebtedness arising from one or more financing transactions in respect of royalties on net sales of Products, or revenue interests in respect of Products, of the Borrower that is pari passu with or junior to the Obligations in right of payment, that is not secured by Liens on any assets of the Borrower or any of its Subsidiaries and the aggregate potential cash payments in respect of which (whether in the form of milestone payments, fees or any other consideration, but excluding royalties permitted pursuant to clause (d) below), together with all Qualifying Unsecured Non-Royalty Financing Debt then outstanding, do not exceed at any time the positive difference between (x) $200,000,000 and the aggregate amount of Qualifying Secured Debt outstanding at such time; provided that (a) at the time such Qualifying Unsecured Royalty Financing Obligations are incurred, no Default or Event of Default has occurred or would occur as a result of such incurrence (provided that, in the case of any such Indebtedness incurred to finance a Permitted Acquisition, such condition, other than with respect to any Event of Default pursuant to Section 8.1(a) or Section 8.1(d), shall be measured solely as of the date of the execution of the definitive documentation for such Permitted Acquisition), (b) such Indebtedness is not guaranteed by any Person that is not a Guarantor, (c) such Indebtedness shall not prohibit (i) the incurrence, regularly scheduled payment or mandatory prepayment (including at maturity, by acceleration or otherwise) of principal, interest and charges under this Agreement, (ii) any payment, indemnity or reimbursement contemplated by Section 9.2 or 9.10 or (iii) any amendment or modification to this Agreement or the other Facility Documents (other than an amendment or modification that would alter the alter the repayment or prepayment requirements of this Agreement in a manner that would be materially adverse to the interests of the Persons providing such Qualifying Secured Non-Royalty Financing Debt), (d) the maximum royalty or revenue interest amount payable in connection with any such transaction shall not exceed 7.00% of net sales of (or net revenues attributable to) Product(s) the development of which is financed by such transaction, and (e) such Indebtedness shall not be mandatorily redeemable or prepayable, in whole or in part, prior to the date that one hundred eighty-one (181) days after the Maturity Date (it being understood that acceleration or mandatory repayment, prepayment, redemption or repurchase of such Indebtedness upon the occurrence of an event of default, asset sale, fundamental change or a change in control shall not be prohibited by this clause (e)).

“Real Estate” means any real property owned, leased, subleased or otherwise operated or occupied by any Loan Party or any Subsidiary of any Loan Party.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as in effect from time to time and any successor to all or a portion thereof establishing reserve requirements.

“Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the environment.

“Reporting Period” has the meaning set forth in Section 6.8.

“Required Authorizations” has the meaning set forth in Section 3.7.

“Restricted Payments” means, with respect to any Person, (a) the declaration or making of any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any of its Stock or (b) the purchasing, redemption or other acquisition for value of any of its Stock now or hereafter outstanding.

“Sanctioned Country” has the meaning set forth in Section 3.23(b).

“Sanctions” has the meaning set forth in Section 3.23(a).

“SDN List” has the meaning set forth in Section 3.23(b).

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” means all reports, schedules, forms, statements and other documents filed by any Loan Party or any of its Subsidiaries with the SEC pursuant to the Securities Act or the Exchange Act (including all financial statements and schedules included therein, all exhibits thereto and all documents incorporated by reference therein).

“Securities Act” means the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

“Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets of such Person (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (b) such Person is able to pay all liabilities of such Person as such liabilities mature and (c) such Person does not have unreasonably small capital in relation to such Person’s business as contemplated as of such date.  In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Software” means (a) all computer programs, including source code and object code versions, (b) all data, databases and compilations of data, whether machine readable or otherwise, and (c) all documentation, training materials and configurations related to any of the foregoing.

“Stock” means (a) all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests (or units thereof), joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting; and (b) all securities convertible into or exchangeable for any other Stock and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any other Stock, whether or not presently convertible, exchangeable or exercisable.

“Subject Financials” has the meaning set forth in Section 3.13.

“Subsidiary,” with respect to any Person, any corporation, partnership, joint venture, limited liability company, association or other entity, the management of which is, directly or indirectly, controlled by, or of which an aggregate of more than fifty percent (50%) of the voting Stock is, at the time, owned or controlled directly or indirectly by, such Person or one or more Subsidiaries of such Person.

“Swap Contract” means any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Tax Affiliate” means (a) the Borrower and its Subsidiaries and (b) any Affiliate of any Loan Party with which any Loan Party files or is required to file consolidated, combined or unitary tax returns.

“Tax Returns” has the meaning set forth in Section 3.10.

“Taxes” means all present or future taxes, levies, imposts, stamp or other duties, deductions, charges or withholdings imposed by a Governmental Authority, together with any interest, additions to tax, penalties or other liabilities with respect thereto.

“Term Loan Commitment” means $75,000,000.

“Title IV Plan” means an Employee Benefit Plan subject to Title IV of ERISA, other than a Multiemployer Plan, to which any ERISA Affiliate incurs or otherwise has or would reasonably be expected to have any obligation or Liabilities (including under Section 4069 of ERISA).

“Trademarks” means, collectively, all of the following: (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos, other business identifiers, prints and labels on which any of the foregoing have appeared or appear, all registrations and recordings thereof, and all applications in connection therewith including; (b) all renewals thereof; (c) all income, royalties, damages and payments now or hereafter due and/or payable under any of the foregoing or with respect to any of the foregoing including damages and payments for past, present and future infringements of any of the foregoing; (d) the right to sue for past, present and future infringements of any of the foregoing; (e) all rights corresponding to any of the foregoing throughout the world; and (f) all goodwill associated with and symbolized by any of the foregoing.

“Trade Secrets” means all right, title and interest (and all related IP Ancillary Rights) arising under any Law in or relating to trade secrets.

“Transactions” means (a) the funding of the Loans and (b) the payment of fees, commissions, costs and expenses in connection with each of the foregoing.

“TRICARE” means, collectively, a program of medical benefits covering former and active members of the uniformed services and certain of their dependents, financed and administered by the United States Departments of Defense, Health and Human Services and Transportation, and all Applicable Laws applicable to such programs.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or in any other state, the laws of which are required to be applied in connection with the issue of perfection of security interests.

“United States” and “U.S.” each means the United States of America.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56, as amended from time to time.

Section 1.2.      Interpretation.  The division of this Agreement and the other Facility Documents into Articles and Sections and the use of headings and captions is for convenience of reference only and shall not modify or affect the interpretation or construction of this Agreement or any of its provisions.  The words “herein,” “hereof,” “hereunder,” “hereinafter” and “hereto” and words of similar import refer to this Agreement (or other applicable Facility Document).  The term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The term “documents” and “agreements” include any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.  The use in any of the Facility Documents of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.  References to a specified Article, Exhibit, Section or Schedule shall be construed as a reference to that specified Article, Exhibit, Section or Schedule of this Agreement (or other applicable Facility Document).  Unless specifically stated otherwise, any reference to any of the Facility Documents means such document as the same shall be amended, restated, supplemented or otherwise modified and from time to time in effect in accordance with the terms hereof or thereof, as applicable.  The references to “assets” and “properties” in the Facility Documents are meant to be mean the same and are used throughout the Facility Documents interchangeably, and such words shall be deemed to refer to any and all tangible and intangible assets and properties, including cash, securities, Stock, accounts and contract rights.  Terms (including uncapitalized terms) not otherwise defined herein and that are defined in the UCC shall have the meanings therein described.  The payment, prepayment, or repayment of any principal, interest, charges, amounts and/or other Obligations under this Agreement or the other Facility Documents shall be made in cash in Dollars unless expressly stated otherwise herein or therein.  Any reference to “payment in full,” “payment in full in cash,” “paid in full,” “paid in full in cash,” “repaid in full,” “repaid in full in cash,” “prepaid in full,” “prepaid in full in cash,” “redeemed in full,” “redeemed in full in cash” or any other term or word of similar effect used in this Agreement or any other Facility Document with respect to the Loans or the Obligations shall mean all Obligations (excluding (y) unasserted contingent indemnification obligations and (z) those Obligations under any Facility Document that are not due or payable at the time when all other Obligations are paid in full in cash) have been repaid in full in cash and have been fully performed.

Section 1.3.     Business Day Adjustment.  Except as otherwise expressly stated herein or in any other Facility Document (and except on the Maturity Date or any date of acceleration of any of the Obligations, in which case, such payment or performance shall be due on or prior to such day regardless of whether such day is a Business Day), if the day by which any payment or other performance is due to be made is not a Business Day, that payment or performance shall be made by the next succeeding Business Day unless that next succeeding Business Day falls in a different calendar month, in which case that payment or other performance shall be made by the Business Day immediately preceding the day by which such payment or other performance is due to be made; provided that interest will continue to accrue for each additional day in connection therewith.

Section 1.4.      Loan Records.

(a)     The Borrower shall record on its books and records the amount of the Loans, the interest rate applicable thereto, all payments of principal and interest thereon and the principal balance thereof from time to time outstanding.

(b)    The Loans made by the Lender are evidenced by this Agreement. Additionally, the Borrower shall execute and deliver to the Lender (and/or, if applicable and if so requested by any assignee Lender pursuant to the assignment provisions of Section 9.4) on the Closing Date (or, if such assignment is made after the Closing Date, promptly (and, in any event, within three (3) Business Days thereof) after the Lender’s request) a Note, payable to the Lender in an amount equal to the unpaid principal amount of applicable Loans held by the Lender (which, at the request of the Lender, may provide separate Notes for separate or different parts of the Loans). Notwithstanding anything to the contrary contained in this Agreement, the Loans (including any Notes evidencing the Loans) are registered obligations, the right, title and interest of the Lender and its successors and assignees in and to the Loans shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein. This Section 1.4 shall be construed so that the Loan is at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(e)(2) of the Code.

(c)    The Borrower and the Lender shall treat each Person whose name is recorded in the Register as a Lender for all purposes of this Agreement. Information contained in the Register with respect to the Lender shall be available for access by the Borrower or the Lender at any reasonable time and from time to time upon reasonable prior written notice.

Section 1.5.      Accounting Terms and Principles.  All accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in accordance with GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to Accounting Standards Codification 842, Leases (or any other Accounting Standards Codification having similar result or effect) (and related interpretations) to the extent any lease (or similar arrangement) would be required to be treated as a capital lease thereunder where such lease (or arrangement) would have been treated as an operating lease under GAAP as in effect immediately prior to the effectiveness of such Accounting Standards Codification.  No change in the accounting principles used in the preparation of any financial statement hereafter adopted by any Loan Party or any of its Subsidiaries shall be given effect for purposes of measuring compliance with any provision of this Agreement or otherwise determining any relevant ratios and baskets which govern whether any action is permitted hereunder unless the Borrower and the Lender agree to modify such provisions to reflect such changes in GAAP, and unless such provisions are modified, all financial statements and similar documents provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in GAAP.

Section 1.6.     Officers.  Any document, agreement or instrument delivered under the Loan Documents that is signed by an Authorized Officer or another officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership, limited liability company and/or other action on the part of such Loan Party, and such Authorized Officer or other officer shall be conclusively presumed to have acted on behalf of such Loan Party in such person’s capacity as an officer of such Loan Party and not in any individual capacity.

ARTICLE 2
AGREEMENT FOR THE LOANS

Section 2.1.     Disbursement of the Loans.  On the terms and subject to the conditions set forth herein, the Lender agrees to lend to the Borrower during the Availability Period from time to time upon submission of an executed Disbursement Request, the principal amount of the term loans in an amount equal to $15,000,000 (the “Loans”) each fiscal quarter up to an aggregate principal amount not to exceed the Term Loan Commitment.  Upon receipt of a Disbursement Request, the Lender shall make the proceeds of the Disbursement available to the Borrower within three (3) business days of the Disbursement Request by wiring such amounts to an account or accounts designated in writing by the Borrower in the Disbursement Request, not to exceed $15,000,000 per fiscal quarter within three (3) business days of the Disbursement Request. Amounts borrowed hereunder that are paid, repaid, and/or prepaid may not be re-borrowed under any circumstance.  Each borrowing shall be made by delivery of a fully executed Disbursement Request by an Authorized Officer delivered to the Lender.  Within three (3) business days of Lender’s receipt of the Disbursement Request, Lender shall make proceeds available to the Borrower on the applicable Disbursement Date by transferring immediately available funds equal to the amount requested in the Disbursement Request to the account designated by Borrower.

Section 2.2.      Payments; Prepayments.

(a)        The Borrower shall pay in cash to the Lender, the outstanding principal amount of the Loans and all other Obligations on the Maturity Date.

(b)       The Loans may be voluntarily prepaid, repaid, or paid in part or in full by any Loan Party prior to Maturity Date without any penalty or premium.  If any principal on Loans is prepaid, repaid, or paid at any time, for any reason (including as an acceleration of the Loans following the occurrence of an Event of Default, or an exercise of any Lender Party’s rights or remedies available under the Facility Documents), then in addition to the principal amount of the Loans so prepaid, repaid, or paid, the Borrower shall contemporaneously pay any accrued and unpaid interest owed on such principal.

(c)        Each payment, repayment, and prepayment by the Borrower or any other Loan Party shall be applied (i) first, to all fees, costs and expenses (including any attorneys’ fees) owed to Lender under the Facility Documents, (ii)  second, ratably to accrued and unpaid interest owed to the Lender under the Facility Documents, (iii) third, to the principal amount of the Loans owed to the Lender, and (iv) fourth, to all other Obligations owing to the Lender.

Section 2.3.     Payment Details.  All payments, prepayments, and repayments of the Obligations by the Borrower or any other Loan Party hereunder and under any of the other Facility Documents shall be made without setoff or counterclaim.  Payments, prepayments, and repayments of any amounts and other Obligations due to the Lender under this Agreement or the other Facility Documents shall be made in cash in Dollars in immediately available funds prior to 11:00 a.m. (New York City time) on the date that any such payment is due, using the wire information or address for the Lender that is set forth on Schedule 2.3 or at such other bank or place as the Lender shall from time to time designate in writing prior to the date such payment is due.  Any payment received by the Lender after such time may, in the Lender’s discretion, be deemed to have been made on the following Business Day.  The Borrower shall pay all and any fees, costs and expenses (administrative or otherwise) imposed by banks, clearing houses or any other financial institutions in connection with making any payments under any of the Facility Documents.

Section 2.4.      Taxes.

(a)        Any and all payments hereunder or pursuant to any other Facility Document shall be made free and clear of and without deduction for Taxes except as required by Applicable Law.  If any Loan Party shall be required by Applicable Law to deduct or withhold any Taxes from or in respect of any sum payable hereunder or pursuant to any other Facility Document, (i) such Loan Party shall make such deductions or withholding, (ii) such Loan Party shall pay the full amount deducted or withheld to the applicable Governmental Authority in accordance with Applicable Law, and (iii) to the extent that the deduction or withholding is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased by as much as shall be necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section 2.4), the Lender shall receive an amount equal to the sum it would have received had no such deductions been made (any and all such additional amounts payable being hereinafter referred to as “Additional Amounts”).  As soon as practicable, but in any event within thirty (30) days, after the date of any payment of such Taxes, the applicable Loan Party shall furnish to the Lender the original or a certified copy of a receipt evidencing payment thereof or other evidence of such payment reasonably satisfactory to the Lender.

(b)       In addition, the Loan Parties shall pay all Other Taxes to the applicable Governmental Authority in accordance with Applicable Law.  Within thirty (30) days after the date of any payment of Other Taxes by any Loan Party, the Borrower shall furnish to the Lender the original or a certified copy of a receipt evidencing payment thereof or other evidence of such payment reasonably satisfactory to the Lender.

(c)        The Borrower shall indemnify, within ten (10) days after receipt of demand therefor, the Lender for all Indemnified Taxes (including all Indemnified Taxes imposed on amounts payable under this Section 2.4(c)) paid or payable by the Lender, and any reasonable expenses arising therefrom or relating thereto, whether or not such Indemnified Taxes were correctly or legally asserted.  A certificate of the Lender setting forth the amounts to be paid thereunder and delivered to the Borrower shall be absolute, conclusive and binding, absent manifest error.

(d)       The Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Facility Document shall deliver to the Borrower, at the time or times reasonably requested by the Borrower, such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, the Lender, if reasonably requested by the Borrower, shall deliver such other documentation reasonably requested by the Borrower as will enable the Borrower to determine whether or not the Lender is subject to backup withholding or information reporting requirements.  Notwithstanding the foregoing, except for the documentation required to be provided by the Lender pursuant to Section 2.4(e), the Lender shall not be required to provide any information or documentation with respect to its investors that the Lender determines to be confidential.

(e)          Without limiting the generality of the foregoing:

(A)          Each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) (“U.S. Person”) shall, on or before the date on which the Lender becomes a party to this Agreement, provide to Borrower and the Lender a properly completed and executed IRS Form W-9 certifying that such Lender is not subject to backup withholding tax.

(B)          Each Lender that is not a U.S. Person (a “Foreign Lender”) shall, on or before the date on which such Foreign Lender becomes a party to this Agreement, provide Borrower and the Lender with a properly completed and executed IRS Form W‑8ECI, W-8BEN, W-8BEN-E, W-8IMY or other applicable forms (together with any required supporting documentation), or any other applicable certificate or document reasonably requested by the Borrower or the Lender, and, if such Foreign Lender is relying on the portfolio interest exception of Section 871(h) or Section 881(c) of the Code (or any successor provision thereto), shall also provide the Borrower and the Lender with a certificate substantially in the form of Exhibit C-1 (the “Portfolio Interest Certificate”) representing that such Foreign Lender is not a “bank” for purposes of Section 881(c) of the Code (or any successor provision thereto), is not a 10% holder of the Borrower described in Section 871(h)(3)(B) of the Code (or any successor provision thereto), and is not a controlled foreign corporation receiving interest from a related person (within the meaning of Sections 881(c)(3)(C) and 864(d)(4) of the Code or any successor provisions thereto); provided that, if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a Portfolio Interest Certificate substantially in the form of Exhibit C-2 on behalf of each such direct and indirect partner. Each Lender shall provide new forms (or successor forms) as reasonably requested by the Borrower or the Lender from time to time and shall notify the Borrower and the Lender in writing within a reasonable time after becoming aware of any event requiring a change in the most recent forms previously delivered by such Lender to the Borrower and the Lender.

(C)          To the extent legally permissible, the Lender shall deliver a duly executed an IRS Form W-9 (if the Lender is a U.S. Person) or the appropriate IRS Form W-8, (if the Lender is not U.S. Person) certifying the Lender’s exemption from U.S. withholding Taxes with respect to amounts payable hereunder on or prior to the date the Lender becomes a party to this Agreement.

Section 2.5.      Costs, Expenses and Losses.  If, as a result of any failure by the Borrower or any other Loan Party to pay any sums or Obligations due under this Agreement or any other Facility Document on the due date therefor (after the expiration of any applicable grace periods, but without giving effect to any grace period after the occurrence of an Event of Default of the type set forth in Section 8.1(d)), a the Lender shall incur costs, expenses and/or losses, by reason of the liquidation or redeployment of deposits from third parties or in connection with obtaining funds to make or maintain the Loans, the Borrower shall pay to the Lender upon request by the Lender, the amount of such costs, expenses and/or losses within fifteen (15) days after receipt by the Borrower of a certificate from the Lender setting forth in reasonable detail such costs, expenses and/or losses, along with supporting documentation.  For the purposes of the preceding sentence, “costs, expenses and/or losses” shall include any interest paid or payable to carry any unpaid amount and any loss, premium, penalty or expense that may be incurred in obtaining, liquidating or employing deposits of or borrowings from third parties and/or third Persons in order to make, maintain or fund the Loans or any portion thereof.

Section 2.6.    Interest.  From and after the Closing Date, the outstanding principal amount of the Loans, any overdue interest and any other amounts and Obligations shall bear interest at the Interest Rate (calculated on the basis of the actual number of days elapsed in each month based on a year of 360 days).  All accrued and unpaid Interest shall be paid in cash on the Maturity Date.  Notwithstanding the foregoing or anything to the contrary contained herein, on the date any principal amount of the Loans is prepaid, repaid, reduced or paid, or required to be prepaid, repaid, reduced or paid, for any reason hereunder (on the Maturity Date or otherwise), all accrued but unpaid interest on such principal amount shall be payable in cash.

Section 2.7.      Interest on Late Payments.

(a)       Without limiting the remedies available to the Lender, the holders of other Obligations and the Indemnified Persons under the Facility Documents or otherwise, to the maximum extent permitted by Applicable Law, if the Borrower or any other Loan Party fails to make a required payment of principal or interest on any Loan or make a required payment of any other Obligation when due (in each case subject to any cure period provided for in Section 8.1(a)), the Borrower shall pay, in respect of such principal, interest and other Obligations, interest thereon at the rate per annum equal to the Interest Rate plus ten percent (10%) for so long as such payment remains outstanding.  Such interest shall be payable in cash on demand.

(b)         At the election of the Lender, while any Event of Default exists (or automatically while any Event of Default under Section 8.1(a) or 8.1(d) exists), the Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by Applicable Law) on the Obligations (other than Obligations on which interest is payable at the rate set forth in Section 2.2(a)), if any, from and after the date of occurrence of such Event of Default, at a rate per annum equal to the Interest Rate then in effect for the Loans, plus two percent (2.0%). Such interest shall be payable in cash on demand.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE LOAN PARTIES

In order to induce the Lender to make the Loans pursuant to this Agreement and to induce the Lender to enter into this Agreement, the Loan Parties, jointly and severally, represent and warrant on (i) the Closing Date (ii) each Disbursement Date, and (iii) each date such representation or warranty is remade or deemed remade in any Facility Document, if any, in each case, that:

Section 3.1.      No Default.  No Default or Event of Default has occurred or will result from the transactions contemplated by the Facility Documents.

Section 3.2.      Solvency.  On the Closing Date (both before and after giving effect to the Transactions) and on each Disbursement Date (both immediately before and after giving effect to the funding of the Loans and the use of proceeds thereof), each Loan Party (a) is Solvent and (b) has not taken action, and, to the best of its knowledge, no action has been taken by a third party, for the winding up, dissolution or liquidation or similar executory or judicial proceeding in respect of, any Loan Party or for the appointment of a liquidator, custodian, receiver, trustee, administrator or other similar officer for any Loan Party or any or all of its assets or revenues.

Section 3.3.    Enforceability.  This Agreement and each other Facility Document constitutes, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as the enforcement hereof or thereof may be limited by insolvency, bankruptcy, reorganization, moratorium or other similar Applicable Laws affecting creditors rights generally or by general equitable principles (whether considered in a proceeding in equity or at law).

Section 3.4.     Existence, Qualification and Power.  Each Loan Party is validly existing as a corporation, limited liability company or limited partnership, as applicable, and is in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the laws of the jurisdiction of its incorporation, organization or formation, as applicable.  Each Loan Party (a) has full power and authority to (i) own its assets and conduct its business and (ii) to (A) enter into, execute, deliver and perform its obligations under, the Facility Documents, and (B) consummate the transactions contemplated under the Facility Documents, and (b) is duly qualified as a foreign corporation, limited liability company or limited partnership, as applicable, and licensed and in good standing, under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license, except, in each case of this clause (b), where the failure to be so qualified, licensed or in good standing would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 3.5.    Litigation.  No Proceeding is pending before any Governmental Authority or, to the knowledge of the Loan Parties, threatened by any Governmental Authority (a) to which any Loan Party is a party, (b) that purports to affect or pertain to the Facility Documents, the Transactions or the other transaction contemplated hereby or thereby or (c) that has as the subject thereof any assets owned by any Loan Party or any of its Subsidiaries, in each case, that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.  No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Facility Document or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.  As of the Closing Date, none of the Loan Parties or any of the directors (or equivalent persons) or officers of any Loan Party or any of its Subsidiaries has been the subject of any investigation by the SEC or any other Governmental Authority regarding securities law matters during the past five (5) years.

Section 3.6.     Corporate Authorization; Conflicts.  This Agreement and the other Facility Documents have been duly authorized, executed and delivered by each Loan Party.  The execution, delivery and performance of the Facility Documents by each Loan Party that is a party thereto and the consummation of the transactions contemplated herein and therein will not (a) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien upon any assets of any such Loan Party pursuant to, any agreement, document or instrument to which such Loan Party is a party or by which any Loan Party is bound or to which any of the assets or property of any Loan Party is subject, except, with respect to this clause (a), as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (b) result in any material violation of, or conflict in any material respect with, any of the provisions of the Organizational Documents, (c) result in the material violation of any Applicable Law, or (d) result in the material violation of any judgment, order, rule, corporate integrity agreement, regulation, determination or decree of any Governmental Authority.

Section 3.7.    Governmental Authorizations.  (a) Each Loan Party holds, and is operating in compliance in all material respects with, all franchises, grants, Authorizations, licenses, permits, easements, consents, certificates and orders of any Governmental Authority (collectively, “Required Authorizations”) required for the conduct of its business as currently conducted, and all material Required Authorizations are valid and in full force and effect, and (b) no Authorization of, or registration, notice or filing with, any Governmental Authority is required for (i) the execution, delivery and performance of any of the Facility Documents, and (ii) the consummation by any Loan Party of the Transactions or the other transactions contemplated hereby or thereby, except for (A) such as have already been obtained or made prior to the Closing Date that are in full force and effect, (B) other filings the failure of which to obtain or make, individually or in the aggregate, has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and (C) pursuant to applicable federal and state securities laws, rules and regulations that are expressly contemplated by Section 6.8.

Section 3.8.     Ownership of Real Estate and Personal Property. Each Loan Party has good and marketable title to all of its material assets and property free and clear of all Liens, except Permitted Liens.  Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the property held under lease by each Loan Party is held under valid, subsisting and enforceable leases with only such exceptions with respect to any particular lease as do not interfere in any material respect with the conduct of the business of such Loan Party.

Section 3.9.      Intellectual Property.  To the knowledge of each Loan Party, each Loan Party and its Subsidiaries owns, licenses or otherwise has the right to use all Intellectual Property that is necessary and material for the operation of its businesses as currently conducted.  To the knowledge of each Loan Party, (a) the conduct and operations of the businesses of each Loan Party and its Subsidiaries do not infringe any Intellectual Property owned by any other Person in a manner that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect and (b) except as set forth on Schedule 3.9, as of the Closing Date, no other Person has contested any right, title or interest of any Loan Party or any of its Subsidiaries in, or relating to, any Intellectual Property owned by such Loan Party or Subsidiary, other than as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.  Except as set forth on Schedule 3.9, as of the Closing Date, (x) there are no material Proceedings pending (or, to the knowledge of any Loan Party, threatened in writing) affecting any Loan Party or any of its Subsidiaries with respect to, (y) no judgment or order regarding any such claim has been rendered by any competent Governmental Authority and (z) no settlement agreement or similar agreement has been entered into by any Loan Party or any of its Subsidiaries (that would limit, cancel or challenge the validity of any Loan Party’s or any of its Subsidiaries’ rights in any Intellectual Property owned by such Loan Party or Subsidiary) with respect to any such infringement, other than as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 3.10.   Taxes.  All U.S. federal, state and local income and franchise and other material Tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by any Tax Affiliates have been filed with the appropriate Governmental Authorities, all such Tax Returns are true and correct in all material respects, and all Taxes, assessments and other governmental charges and impositions reflected therein or otherwise due and payable (including in such Person’s capacity as a withholding agent) have been paid prior to the date on which any material Liability may be added thereto for non-payment thereof except for those contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Tax Affiliate in accordance with GAAP.  There is no current or proposed Tax assessment, deficiency or other Tax claim against the Tax Affiliates (or any of them) that, alone or in the aggregate, is material.

Section 3.11.   Compliance with Laws.  Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, each Loan Party is in compliance with all Applicable Laws (including Health Care Laws) and Authorizations.

Section 3.12.    Reserved.

Section 3.13.    Financial Statements.  As of their respective dates, the consolidated financial statements of the Borrower and its Subsidiaries included in the most recently filed annual report on Form 10-K and quarterly report on Form 10-Q (the “Subject Financials”) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC (including Regulation S-X) with respect thereto. The Subject Financials have been prepared in accordance with GAAP (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments that are not material individually or in the aggregate), and fairly present in all material respects the consolidated financial position of the Borrower and its Subsidiaries as of the dates thereof and the consolidated results of their operations, cash flows and changes in stockholders equity for the periods specified.

Section 3.14.  Accounting Controls.  Each Loan Party and each of its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset and liability accountability, (c) access to assets or incurrence of liability is permitted only in accordance with management’s general or specific authorization and (d) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any differences.  The Borrower and its Subsidiaries have (i) timely filed and made publicly available on EDGAR all certifications, statements and documents required by (1) Rule 13a-14 or Rule 15d-14 under the Exchange Act.  The Borrower and its Subsidiaries maintain disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that the information required to be disclosed by the Borrower and its Subsidiaries in the reports that they file with or submit to the SEC (A) is recorded, processed, summarized and reported accurately within the time periods specified in the SEC’s rules and forms and (ii) is accumulated and communicated to the Borrower’s (and, to the extent applicable, its Subsidiaries’) management, including its or their principal executive officer and principal financial officer, as appropriate to allow timely decisions regarding required disclosure.  The Borrower and its Subsidiaries maintain internal control over financial reporting required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such internal control over financial reporting is effective and does not contain any material weaknesses.

Section 3.15.    ERISA.  Except as set forth on Schedule 3.15, as of the Closing Date, no Loan Party or any of their respective Subsidiaries maintains, contributes to, has an obligation to contribute to or has any present intention to contribute to, any Title IV Plan or Multiemployer Plan; nor has any Loan Party or any of their Subsidiaries taken any steps towards adopting or amending any Title IV Plan or contributing to or incurring liability under a Multiemployer Plan.  Except for those that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (a) each Benefit Plan, and each trust thereunder, intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Laws so qualifies, (b) each Benefit Plan is in compliance with applicable provisions of ERISA, the Code and other Laws, (c) there are no existing or pending (or to the knowledge of any Loan Party or any Subsidiary of a Loan Party, threatened) Proceedings (other than routine claims for benefits in the normal course) or investigation involving any Benefit Plan to which any Loan Party or any Subsidiary of a Loan Party incurs or otherwise has or would reasonably be expected to have an obligation or any Liability and (d) no ERISA Event has occurred or is reasonably expected to occur.  On the Closing Date, no ERISA Event has occurred in connection with which material obligations or material Liabilities of a Loan Party or a Subsidiary of a Loan Party remain outstanding.

Section 3.16.    Subsidiaries.  All outstanding Stock of each Subsidiary of the Borrower is owned beneficially and of record by a Loan Party or a Subsidiary of a Loan Party, free and clear of all Liens other than Permitted Liens. Set forth on Schedule 3.16, as of the Closing Date, is a list of each Subsidiary of the Borrower and its jurisdiction of incorporation, organization or formation, as applicable.

Section 3.17.    Shares of Stock.  All of the issued and outstanding shares of capital stock of the Borrower and its Subsidiaries are duly authorized and duly and validly issued, fully paid and non-assessable, have been issued in compliance with all federal and state and foreign securities laws and were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities that have not been waived in writing.

Section 3.18.    Material Agreements.  All contracts, agreements, leases, instruments and commitments to which any Loan Party or any of its Subsidiaries are a party or by which any of them are bound, that are required to be filed as an exhibit to the SEC Documents pursuant to Item 601(b)(4) or Item 601(b)(10) of Regulation S-K are collectively referred to as the “Material Agreements”. No Loan Party or any of its Subsidiaries is in breach or default under any Material Agreement in any material respect, and, to the knowledge of the Loan Parties, no other party to a Material Agreement is in default or breach thereunder in any material respect.

Section 3.19.    Use of Proceeds; Margin Stock.  The proceeds of the Loans are intended to be and shall be used solely for the purposes set forth in and permitted by Section 6.12.  No Loan Party and no Subsidiary of any Loan Party is engaged principally or as one of its important activities in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.  As of the Closing Date, except as set forth on Schedule 3.19, no Loan Party and no Subsidiary of any Loan Party owns any Margin Stock.

Section 3.20.   Environmental Matters.  Except as set forth in Schedule 3.20, as of the Closing Date, and except where any failures to comply would not reasonably be expected to result, individually or in the aggregate, to have a Material Adverse Effect, each Loan Party and each Subsidiary of each Loan Party (a) are and have been in compliance with all applicable Environmental Laws, including obtaining and maintaining all Authorizations and permits required by any applicable Environmental Law, (b) is not party to, and no Real Estate currently (or to the knowledge of any Loan Party previously) owned, leased, subleased, operated or otherwise occupied by or for any such Person is subject to or the subject of, any contractual obligation or any pending or, to the knowledge of any Loan Party, threatened, Proceeding, audit, Lien, demand, dispute or notice of violation or of potential liability or similar notice relating in any manner to any Environmental Law, (c) has not caused or suffered to occur a Release of Hazardous Materials at, to or from any Real Estate, (d) does not currently (and, to the knowledge each any Loan Party, did not at any time previously) own, lease, sublease, operate or otherwise occupy no Real Estate that is contaminated by any Hazardous Materials and (e) is not, and has not been, engaged in, and has not authorized or expressly permitted any current or former tenant to engage in, operations in violation of any Environmental Law and knows of no facts, circumstances or conditions reasonably constituting notice of a violation of any Environmental Law, including receipt of any information request or notice of potential responsibility under the Comprehensive Environmental Response, Compensation and Liability Act or other Environmental Laws.

Section 3.21.   Investment Company Act.  None of any Loan Party, any Person controlling any Loan Party or any Subsidiary of any Loan Party is an “investment company” within the meaning of the Investment Company Act, or otherwise registered or required to be registered under, the Investment Company Act.

Section 3.22.   Labor Relations.  Except as set forth on Schedule 3.22, as of the Closing Date, (a) there is no collective bargaining or similar agreement with any union, labor organization, works council or similar representative covering any employee of any Loan Party or any Subsidiary of any Loan Party, (b) to the knowledge of the Loan Parties, no petition for certification or election of any such representative is existing or pending with respect to any employee of any Loan Party or any Subsidiary of any Loan Party and (c) to the knowledge of the Loan Parties, no such representative has sought certification or recognition with respect to any employee of any Loan Party or any Subsidiary of any Loan Party.  There are no strikes, picketing, work stoppages, slowdowns or lockouts existing, pending (or, to the knowledge of any Loan Party, threatened) against or involving any Loan Party or any Subsidiary of any Loan Party, except for those that would not reasonably be expected, in the aggregate, to have a Material Adverse Effect.

Section 3.23.    Certain Regulations.

(a)        Each Loan Party and each Subsidiary of each Loan Party is in compliance in all material respects with all U.S. economic sanctions laws, executive orders and implementing regulations (“Sanctions”) as administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) and the U.S. State Department

(b)         No Loan Party and no Subsidiary of a Loan Party (a) is a Person on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”), (b) is a Person who is otherwise the target of U.S. economic sanctions laws such that a U.S. Person cannot deal or otherwise engage in business transactions with such Person, (c) is a Person organized or resident in a country or territory subject to comprehensive Sanctions (a “Sanctioned Country”), or (d) is owned 50% or more or controlled by (including by virtue of such Person being a director or owning voting shares or interests), or the best of its knowledge, after due inquiry, acts, directly or indirectly, for or on behalf of, any Person on the SDN List or a government of a Sanctioned Country such that, in the case of each of the foregoing clauses (a) through (d), the entry into, or performance under, this Agreement or any other Facility Document would be prohibited by U.S. law.  Each Loan Party and each Subsidiary of each Loan Party is in compliance in all material respects with all applicable laws related to terrorism or money laundering (“Anti-Money Laundering Laws”) including: (i) all applicable requirements of the Currency and Foreign Transactions Reporting Act of 1970 (31 U.S.C. 5311 et. seq., (the Bank Secrecy Act)), as amended by Title III of the USA Patriot Act, (ii) the Trading with the Enemy Act, (iii) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (66 Fed. Reg. 49079), and any other enabling legislation, executive order or regulations issued pursuant or relating thereto and (iv) other applicable federal or state laws relating to “know your customer” or anti-money laundering rules and regulations.  No Proceeding by or before any court or Governmental Authority with respect to compliance by any Loan Party or Subsidiary with any such Anti-Money Laundering Laws is pending or, to the knowledge of each Loan Party and each Subsidiary of each Loan Party, threatened.

(c)        Each Loan Party and each Subsidiary of each Loan Party is in compliance in all material respects with all applicable anti-corruption laws, including the U.S. Foreign Corrupt Practices Act of 1977 (“FCPA”) and the U.K. Bribery Act 2010 (“Anti-Corruption Laws”).  None of any Loan Party or any Subsidiary of a Loan Party, nor to the knowledge of any Loan Party or any Subsidiary thereof, any director, officer, agent, employee or other Person acting on behalf of the Loan Party or any Subsidiary of a Loan Party, has taken any action, directly or indirectly, that would result in a violation of applicable Anti-Corruption Laws.

(d)        The Loan Parties and their Subsidiaries maintain and implement policies and procedures reasonably designed to ensure compliance by the Loan Parties, their Subsidiaries and their respective directors, officers, employees and agents with Sanctions, Anti-Money Laundering Laws and Anti-Corruption Laws.

Section 3.24.   Securities Laws.  Neither the Borrower nor any of its Subsidiaries nor, to the Borrower’s knowledge, any director, officer or employee, of the Borrower or any of its Subsidiaries, has received or otherwise obtained any material complaint, allegation, assertion or claim, whether written or oral, excluding routine SEC comment letters, regarding the accounting or auditing practices, procedures, methodologies or methods of the Borrower or any of its Subsidiaries or its internal accounting controls, including any complaint, allegation, assertion or claim that the Borrower or any of its Subsidiaries has engaged in questionable accounting or auditing practices. There have been no internal or SEC investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, the principal financial officer or the principal accounting officer (in each case, or officer holding such equivalent position) of the Borrower or any of its Subsidiaries, the Borrower’s or any of its Subsidiaries’ board of directors (or equivalent governing body) or any committee thereof.

ARTICLE 4
[RESERVED]

ARTICLE 5
CONDITIONS OF DISBURSEMENT

Section 5.1.     Conditions to Initial Disbursement.  The obligation of the Lender to make the proceeds of the Loans available on the Closing Date shall be subject to the satisfaction (or written waiver) of the following conditions, as applicable, in a manner satisfactory to the Lender:

(a)        Facility Documents; Other Closing Date Deliverables.  On the Closing Date, the Lender shall have received executed counterparts of this Agreement and each other Facility Document.

(b)        Know Your Customer Information.  At least three (3) Business Days prior to the Closing Date, the Lender shall have received a duly executed W-9 (or other applicable tax form) of the Borrower and all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act, that has been reasonably requested by the Lender at least ten (10) days in advance of the Closing Date.

Section 5.2.      Conditions to Subsequent Disbursements.  The obligation of the Lender to make the proceeds of the Loans available on each Disbursement Date shall be subject to the satisfaction (or written waiver) of the following conditions in a manner satisfactory to the Lender:Delivery of Disbursement Request.  The Lender shall have received a duly completed and fully executed Disbursement Request not more than twenty (20) or fewer than three (3) days prior to the applicable Disbursement Date.

(a)        Absence of Default or Event of Default.  No Default or Event of Default shall have occurred or would reasonably be expected to result from the funding of the Loans or the use of the proceeds therefrom.

(b)        Representations and Warranties.  Immediately prior to and after giving effect to the funding of the Loans and the use of proceeds thereof, each representation and warranty by any Loan Party or any of its Subsidiaries contained herein or in any other Facility Document is true, correct and complete in all material respects (without duplication of any materiality qualifier contained therein) as of such date, except to the extent that such representation or warranty expressly relates to an earlier date (in which event such representations and warranties were true, correct and complete in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date).

(c)        Proceedings.  There shall not exist any Proceeding, order, injunction or decree of any Governmental Authority or in any court restraining or prohibiting (or attempting to restrain or prohibit) the funding of the Loans hereunder.

(d)        Merger Agreement Conditions.  There shall not exist any material breach by Borrower of its obligations under the Merger Agreement.  There shall not have been any Change of Recommendation (as defined in the Merger Agreement).

(e)       Conditions Precedent Certificate.  The Lender shall have received a certificate from an Authorized Officer certifying that all of the conditions set forth in this Section 5.2 are satisfied.

ARTICLE 6
AFFIRMATIVE COVENANTS

Section 6.1.     Preservation of Existence, Etc.  The Loan Parties shall and shall cause their Subsidiaries to (a) preserve and maintain in full force and effect their organizational existence and good standing (to the extent such concept is applicable) under the Applicable Laws of its jurisdiction of incorporation, organization or formation, as applicable, except in connection with a transaction permitted under Section 7.1 or any liquidation of any Subsidiary into any other Subsidiary or the Borrower (provided that if such Subsidiary is a Loan Party, such liquidation shall be into a Loan Party) and (b) preserve and maintain all qualifications to do business in each other jurisdiction not covered by clause (b) above in which the failure to be so qualified would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 6.2.    Compliance with Laws.  The Loan Parties shall, and shall cause their Subsidiaries to, (a) comply in all respects with all Applicable Laws (including Health Care Laws), except where the necessity of compliance therewith is contested in good faith by appropriate proceedings or where the failure to so comply would not reasonably be expected to have a Material Adverse Effect, and (b) maintain in effect and enforce policies and procedures designed to ensure compliance by the Loan Parties, their Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions.

Section 6.3.    Authorizations.  The Loan Parties shall, and shall cause their Subsidiaries to, obtain, make and keep in full force and effect all licenses, certificates, approvals, registrations, clearances, and Authorizations material to the conduct of their businesses, except as would not reasonably be expected to have a Material Adverse Effect.

Section 6.4.    Maintenance of Property.  Each Loan Party shall, except as otherwise permitted by this Agreement, maintain, and shall cause each of its Subsidiaries to maintain, and preserve all its assets and property that are material to its businesses in good working order and condition, ordinary wear and tear and casualty and condemnation excepted and shall make all necessary repairs thereto and renewals and replacements thereof in the ordinary course of business consistent with past practices.

Section 6.5.    Insurance.  The Loan Parties shall, and shall cause each of their Subsidiaries to, maintain with financially sound and reputable insurance companies insurance with respect to their assets, properties and businesses, against such hazards and liabilities, of such types and in such amounts, as is customarily maintained by companies in the same or similar businesses similarly situated.  A true and complete listing of such insurance, including issuers, coverages and deductibles, shall be provided to the Lender promptly following the Lender’s request.

Section 6.6.    Payment of Taxes.  Each Loan Party shall, and shall cause each of its Subsidiaries to, pay all material Taxes, assessments, levies and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty accrues thereon, and all other material claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, that no such Tax, assessment, levy, charge or claim need be paid if it is being contested in good faith by appropriate Proceedings promptly instituted and diligently conducted, so long as adequate reserves or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor.

Section 6.7.      Notices.  The Loan Parties shall promptly (and, in any event, within two (2) Business Days) notify the Lender in writing of the occurrence of (i) any Default or Event of Default; (ii) any default or event of default under any Qualifying Secured Debt or Qualifying Unsecured Debt, or (iii) any event or occurrence or series of related events or occurrences that has had a Material Adverse Effect.

Section 6.8.     SEC Documents; Financial Statements.  From the Closing Date until the first date on which no Loans remain outstanding (the period ending on such date, the “Reporting Period”), the Borrower shall timely (without giving effect to any extensions pursuant to Rule 12b-25 of the Exchange Act) file (or furnish, as applicable) all SEC Documents required to be filed with (or furnished to) the SEC pursuant to the Exchange Act.  None of such SEC Documents, when filed or furnished, shall contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not materially misleading.  All financial statements included in any such SEC Documents shall fairly present in all material respects the consolidated financial position of the Borrower and its Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods presented and shall have been prepared in accordance with GAAP, consistently applied (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments that are not material individually or in the aggregate and lack of footnote disclosures).  Any audit or report of the Borrower’s independent certified public accountants on any financial statements included in any such SEC Document shall (i) contain an opinion stating that such consolidated financial statements present fairly in all material respects the consolidated financial position and results of operations and cash flows of the Borrower and its Subsidiaries as of the dates thereof and for the periods presented and have been prepared in conformity with GAAP applied on a basis consistent with prior years, and (ii) not include any explanatory paragraph expressing substantial doubt as to going concern status.

Section 6.9.      [Reserved].

Section 6.10.   Further Assurances.  Promptly upon (but, in any event, within five (5) Business Days after) the request of the Lender, the Loan Parties shall (and, subject to the limitations set forth herein and in the other Facility Documents, shall cause each of their Subsidiaries to) take such additional actions and execute such documents as the Lender may reasonably require from time to time in order (a) to carry out more effectively the purposes of this Agreement or any other Facility Document, and (b) to better assure, grant, preserve, protect and confirm to the Lender the rights granted or now or hereafter intended to be granted to the Lender under any Facility Document.  The Loan Parties shall cause each Subsidiary of a Loan Party (other than an Excluded Subsidiary), promptly (and in any event within twenty-five (25) Business Days (or such later date as agreed by the Lender in its sole discretion)) after the formation or acquisition thereof, to (i) Guarantee the Obligations by executing a Guaranty, and (ii) deliver, or cause to be delivered, to the Lender, appropriate resolutions, secretary certificates, and certified Organizational Documents.  Notwithstanding the foregoing, no Person shall be required to Guarantee the Obligations under this Agreement and become a Guarantor if such Person is not a guarantor of the Deerfield Indebtedness.

Section 6.11.    Environmental Matters.  Each Loan Party shall, and shall cause each of its Subsidiaries to, comply with, and maintain its Real Estate, whether owned, leased, subleased or otherwise operated or occupied, in compliance with all applicable Environmental Laws or as is required by orders and directives of any Governmental Authority except where the failure to comply would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 6.12.    Use of Proceeds.  The proceeds of the Loans will be used solely for working capital and for general corporate purposes in accordance with the operating plan set forth in Section 5.1(a) the Company Disclosure Schedule (as defined in the Merger Agreement).

Section 6.13.    ERISA Notices.  Promptly upon becoming aware that any of the following has occurred, the Borrower will provide written notice to the Lender specifying the nature of such event, what action the Loan Party or any ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, if applicable, any action taken or threatened by the IRS, the Department of Labor or the PBGC with respect thereto: (a) any ERISA Event, or (b) a “prohibited transaction” as defined under Section 406 of ERISA or Section 4975 of the Code that is not exempt under ERISA Section 408 or Section 4975 of the Code, under any applicable regulations and published interpretations thereunder or under any applicable prohibited transaction, individual or class exemption issued by the Department of Labor, with respect to any Employee Benefit Plan.

ARTICLE 7
NEGATIVE COVENANTS

Section 7.1.     Merger, Consolidation, Etc.  No Loan Party will, nor will it permit any Subsidiary to, directly or indirectly consolidate or merge with or into any other Person other than (i) consolidations or mergers among the Borrower and its Subsidiaries (provided that, in any merger involving the Borrower, the Borrower shall be the surviving entity and in any merger involving a Loan Party other than the Borrower, such Loan Party shall be the surviving entity), (ii) consolidations or mergers in connection with any acquisition (provided that, in any merger involving the Borrower, the Borrower shall be the surviving entity and, in any merger involving a Loan Party other than the Borrower, the surviving entity shall be or become a Loan Party) and (iii) consolidations or mergers of a Subsidiary of the Borrower in connection with any disposition of such Subsidiary permitted hereunder.  Notwithstanding the foregoing, nothing in this Section 7.1 shall prevent the consummation of (or entry of the Borrower into an agreement with respect to) (i) the merger transaction contemplated in the Merger Agreement and (ii) the Fiagon Reorganization.

Section 7.2.     Liens.  No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any of its assets or property, except:

(a)         Liens existing on the Closing Date and set forth on Schedule 7.2(a);

(b)      carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business that secure obligations that are not delinquent or remain payable without penalty or that are being contested in good faith and by appropriate Proceedings, which Proceedings have the effect of preventing the forfeiture or sale of the assets or property subject thereto and for which adequate reserves in accordance with GAAP are being maintained;

(c)        Liens for Taxes, assessments or governmental charges or levies, in each case imposed by law or arising in the ordinary course of business for amounts that are not past due or payable or that are being contested in good faith by appropriate Proceedings, which Proceedings have the effect of preventing the forfeiture or sale of the property subject thereto, and for which adequate reserves in accordance with GAAP are being maintained;

(d)        (i) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default and (ii) pledges or cash deposits made in lieu of, or to secure the performance of, judgment or appeal bonds in respect to such judgments and Proceedings described in the foregoing clause (i);

(e)       banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions and payment processors; provided that such deposit accounts or funds are not established or deposited for the purpose of providing collateral for any Indebtedness;

(f)        Liens (other than any Lien imposed by ERISA) (i) consisting of pledges or deposits required in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation or to secure the performance of tenders, statutory obligations, surety, stay, customs and appeals bonds, bids, leases (other than Capital Leases), governmental contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other funded Indebtedness) or to secure liability to insurance carriers and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of Borrower or any Subsidiary in the ordinary course of business supporting obligations of the types described in the foregoing clause (i);

(g)        easements, rights of way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, do not affect the value or marketability of such real property and which do not in any case materially interfere with the conduct of the business of any Loan Party or its Subsidiaries;

(h)        non-exclusive licenses and non-exclusive sublicenses granted by a Loan Party or any Subsidiary of a Loan Party and leases and subleases (by a Loan Party or any Subsidiary of a Loan Party as lessor or sublessor) to third parties in the ordinary course of business not interfering with the business of the Loan Parties or any of their Subsidiaries;

(i)         Liens of a collection bank arising under Section 4-210 of the UCC (or equivalent in foreign jurisdictions) on items in the course of collection;

(j)        Liens on any assets or property acquired or held by any Loan Party or any Subsidiary of any Loan Party securing Indebtedness incurred or assumed for the purpose of financing (or refinancing) all or any part of the cost of acquiring such assets or property and permitted under Section 7.3(c); provided that (i) such Lien attaches solely to the assets or property so acquired in such transaction and the proceeds thereof within one hundred twenty (120) days of such acquisition and (ii) the principal amount of the Indebtedness secured thereby does not exceed 100% of the cost of such assets or property;

(k)        Liens securing Capital Lease Obligations permitted under Section 7.3(c), to the extent such Lien attaches solely to the property financed in such transaction and the proceeds thereof;

(l)         Liens arising from the filing of precautionary UCC financing statements with respect to any lease not prohibited by this Agreement;

(m)      Liens arising out of consignment or similar arrangements for the sale of goods entered into by the Borrower or any Subsidiary of the Borrower in the ordinary course of business consistent with past practices;

(n)        Liens in favor of customs and revenue authorities arising as a matter of law which secure payment of customs duties in connection with the importation of goods in the ordinary course of business consistent with past practices;

(o)        Liens on unearned insurance premiums securing the financing thereof to the extent permitted under Section 7.3(k);

(p)        Liens solely on cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement in the ordinary course of business; and

(q)        Permitted Licenses;

(r)        leases and subleases of Real Estate entered into in the ordinary course of business that do not materially interfere with the conduct of business of the Borrower and its Subsidiaries;

(s)        Liens consisting of security deposits with respect to Borrower’s or any Subsidiary’s leased locations as security for its obligations under the lease agreements for such locations where a bank is unable to provide a letter of credit to secure such obligations;

(t)         any interest or title of a lessor or licensor under any lease, sublease, license or sublicense granted to the Borrower or any Subsidiary;

(u)        Liens securing Qualifying Secured Debt and Permitted Acquisition Debt;

(v)        Liens securing the Deerfield Indebtedness;

(w)       Liens in the nature of the right of setoff in favor of counterparties to contractual agreements with any Loan Party in the ordinary course of business;

(x)        cash collateral securing letters of credit permitted under Section 7.3(p); and

(y)        Liens incurred in the extension, renewal or refinancing of any Indebtedness secured by Liens described in clauses (a), (j), (k), (t), and (v) above; provided that any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of any such Indebtedness may not increase.

Section 7.3.      Indebtedness.  No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume, Guarantee, permit to exist or be liable with respect to any Indebtedness, other than:

(a)         Indebtedness existing as of the Closing Date and set forth on Schedule 7.3(a) attached hereto;

(b)         the Obligations;

(c)        Indebtedness not to exceed $5,000,000 in the aggregate at any time outstanding, consisting of Capital Lease Obligations, vendor financing or Indebtedness secured by Liens permitted by Sections Section 7.2(j) and (k);

(d)        Indebtedness in respect of treasury, depository, and cash management services, including netting services, overdraft protections, controlled disbursement services, ACH and electronic funds transfer, credit cards, merchant cards, purchase cards and debit cards (including procurement cards or p-cards), non-card e-payables services, lockbox services, stop payment services, wire transfer services, arrangements in respect of pooled deposit or sweep accounts, check endorsement guarantees, and other similar and customary services in connection with deposit accounts incurred in the ordinary course of business;

(e)         Indebtedness to employees in respect of benefit plans and employment and severance arrangements;

(f)       Indebtedness with respect to performance bonds, surety and appeal bonds and similar instruments incurred in the ordinary course of business;

(g)       Indebtedness arising under Guarantees made in the ordinary course of business of obligations of any Loan Party that are otherwise expressly permitted hereunder; provided that if such obligation is subordinated to the Obligations, such Guarantee shall be subordinated to the Obligations to the same extent;

(h)         Indebtedness consisting of unsecured intercompany loans among the Borrower and its Subsidiaries;

(i)       Indebtedness arising with respect to customary indemnification obligations and purchase price adjustments in favor of (i) sellers in connection with acquisitions or similar investments and (ii) purchasers in connection with dispositions of assets;

(j)          endorsements for collection or deposit in the ordinary course of business;

(k)         Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;

(l)          Qualifying Secured Debt;

(m)        the Deerfield Indebtedness;

(n)         Qualifying Unsecured Debt;

(o)         Swap Contracts entered into in the ordinary course of business for bona fide hedging purposes and not for speculation;

(p)         Indebtedness in respect of letters of credit (including trade letters of credit), bank guarantees or similar instruments issued or incurred in the ordinary course of business in an aggregate outstanding face amount not to exceed $5,000,000;

(q)        Permitted Acquisition Debt (and any renewals, extensions, refinancings and replacements thereof) in an aggregate amount not to exceed $75,000,000 at any time outstanding; and

(r)         Leases or subleases of real property, to the extent characterized as Indebtedness under GAAP.

Notwithstanding anything to the contrary herein, the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this definition.

Section 7.4.      Affiliate Transactions.  No Loan Party shall, and no Loan Party shall suffer or permit any of its Subsidiaries to, directly or indirectly, (a) enter into any transaction with any Affiliate of a Loan Party (other than transactions between or among Loan Parties and their Subsidiaries; provided that, if a Loan Party is a party to such transaction, such transaction shall be on an arm’s-length basis or the terms of such transaction shall be at least as favorable, taken as a whole, to such Loan Party as they are to such Subsidiary that is a party to such transaction), (b) pay any management, consulting or similar fees to any of the foregoing, (c) pay or reimburse any of the foregoing for any costs, expenses and similar items, or (d) make any indemnification payments to any such Person, except in each case of the foregoing clauses (a) through (e), (i) in the ordinary course of business and pursuant to the reasonable requirements of the business of such Loan Party or such Subsidiary upon fair and reasonable terms no less favorable to such Loan Party or such Subsidiary than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate of Borrower or such Subsidiary, (ii) customary compensation and indemnification of, and other employment arrangements with, directors, officers and employees of the Borrower or any Subsidiary in the ordinary course of business and (iii) transactions in connection with any bona fide equity financing transaction not prohibited hereunder.

Section 7.5.     Conduct of Business.  No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly, engage in any line of business materially different from those lines of business carried on by it on the Closing Date other than any business reasonably related, complementary, ancillary, supplemental or incidental thereto or any reasonable extension thereof.

Section 7.6.     Amendments to Organizational Documents.  No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly, amend, restate, supplement, change, replace or otherwise modify (or waive or consent to any diversions from, or actions or inactions affecting) any of its Organizational Documents, in each case other than (a) (i) amendments or other modifications to a Loan Party’s or Subsidiary’s Organizational Documents required under this Agreement and (ii) such amendments or modifications to a Loan Party’s or Subsidiary’s Organizational Documents that would not adversely affect the rights or remedies of the Lender in any material respect, or (b) amendments or other modifications to a Loan Party’s or Subsidiary’s Organizational Documents contemplated by the Merger Agreement.

Section 7.7.      Accounting Changes.  No Loan Party shall, and no Loan Party shall suffer or permit any of its Subsidiaries to, (a) make any significant change in accounting treatment or reporting practices, except as required by GAAP, or (b) change the fiscal year or method for determining the fiscal quarters of any Loan Party or of any Subsidiary of any Loan Party (other than for the purpose of conforming the fiscal year of any Subsidiary to that of the Borrower).

Section 7.8.     Payments of Qualifying Unsecured Debt.  No Loan Party shall, nor shall it permit any of its Affiliates to, directly or indirectly, purchase, redeem or defease earlier than scheduled or prepay any principal of, premium, if any, interest or other amount payable in respect of any Qualifying Unsecured Debt, except (i) the Deerfield Convertible Indebtedness, (ii) upon any exchange or conversion of any such Indebtedness by the holders thereof pursuant to its terms, the Borrower may pay or prepay the principal on such Indebtedness subject to such conversion, and interest with respect thereto, but only in Stock (other than Disqualified Stock) of the Borrower (or cash in lieu of fractional shares of Stock of the Borrower), (iii) in connection with any refinancing thereof with the proceeds of Qualifying Unsecured Debt, (iv) in connection with the settlement, repayment, redemption, retirement or acquisition for value of any such Indebtedness in exchange for shares of Stock of the Borrower (other than Disqualified Stock), together with cash in lieu of fractional shares and cash payments in respect of any current accrued and unpaid cash interest on any such Indebtedness, and (v) in connection with the repurchase, redemption, retirement or acquisition for value of any such Indebtedness with the proceeds of any substantially concurrent offering of Stock of the Borrower (other than Disqualified Stock).

Section 7.9.     OFAC; Patriot Act; Anti-Corruption Laws.  No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly, violate in any material respect the laws, regulations and executive orders referred to in Section 3.24.  No Loan Party or Subsidiary of a Loan Party, nor to the knowledge of any Loan Party or any of its Subsidiaries, any director, officer, agent, employee or other Person acting on behalf of any Loan Party or any such Subsidiary, will request or use the proceeds of any Loan, directly or indirectly, (a) for any payments to any Person, including any government official or employee, political party, official of a political party, candidate for political office or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, or otherwise take any action, directly or indirectly, that would result in a violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Person on the SDN List or a government of a Sanctioned Country, to the extent such activities, business or transaction would be prohibited by applicable Sanctions, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.  Furthermore, the Loan Parties will not, and will not permit their Subsidiaries to, directly or indirectly, use the proceeds of the transaction, or lend, contribute or otherwise make available such proceeds to any Subsidiary, Affiliate, joint venture partner or other Person, to fund any activities of, or business with, any Person, or in any country or territory, that, in each case, at the time of such funding, is the subject of Sanctions prohibiting such funding, or in any other manner that will result in a violation by any Person participating in the transaction of any Sanctions.

Section 7.10.    Restricted Payments.  No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make any Restricted Payments, except that:

(a)        (i) the Borrower may declare and make dividend payments or other distributions payable solely in its Stock and (ii) any Subsidiary of a Borrower may declare and pay dividends to a Borrower or any other Subsidiary of a Borrower;

(b)        (i) repurchases of Stock deemed to occur upon the exercise of stock options, warrants or other convertible or exchangeable securities if such Stock represents a portion of the exercise, conversion or exchange price thereof, and (ii) repurchases of Stock deemed to occur upon the withholding of a portion of the Stock granted or awarded to a current or former officer, director, employee or consultant to pay for the taxes payable by such person upon such grant or award (or upon vesting thereof);

(c)       Restricted Payments with the proceeds received from the substantially concurrent issuance of Stock of the Borrower (other than Disqualified Stock);

(d)         Permitted Equity Swaps relating to any convertible note issuance of the Borrower permitted under Section 7.3;

(e)         dividends on Disqualified Stock constituting Indebtedness so long as such Indebtedness is permitted under Section 7.3; and

so long as no Default or Event of Default has occurred and is continuing, the Borrower may repurchase its Stock from current or former officers, employees or directors of the Borrower and its Subsidiaries (or their permitted transferees or estates) upon their death, disability or termination of employment in an aggregate amount not to exceed $1,000,000 in any fiscal year of the Borrower.

Section 7.11.   Burdensome Agreements and Negative Pledges.  No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual restriction or encumbrance of any kind on the ability of any Loan Party or Subsidiary to pay dividends or make any other distribution on any of such Loan Party’s or Subsidiary’s Stock or to pay fees or make other payments and distributions to any Loan Party or any of its Subsidiaries, except for (a) those in the Facility Documents; (b) those imposed by Applicable law; (c) customary provisions restricting subletting or assignment of any lease governing a leasehold interest, or sublicensing or assignment of any licenses, of a Subsidiary; (d) customary provisions restricting assignment of any agreement entered into by a Subsidiary in the ordinary course of business (provided that such provision was not implemented for the purposes of avoiding the limitations set forth in this Section 7.11); (e) any Indebtedness permitted by Section 7.3 ; (f) any Lien permitted by Section 7.2 restricting the transfer or encumbrance of the property subject thereto; (g) customary restrictions and conditions contained in any agreement relating to any transaction permitted under Section 7.1 (provided that such restrictions and conditions were not implemented for the purposes of avoiding the limitations set forth in this Section 7.11); (h) any agreement in effect at the time such Subsidiary becomes a Subsidiary of Borrower, so long as such agreement was not entered into in connection with or in contemplation of such person becoming a Subsidiary of Borrower; (i) customary provisions in partnership agreements, limited liability company organizational governance documents, asset sale and stock sale agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in such partnership, limited liability company or similar person (provided that such provision was not implemented for the purposes of avoiding the limitations set forth in this Section 7.11); (j) restrictions on cash or other deposits or net worth imposed by suppliers or landlords under contracts entered into in the ordinary course of business; (k) any instrument governing any Permitted Acquisition Debt or Permitted Earn-Outs; and (l) any encumbrances or restrictions imposed by any amendments or refinancings that are otherwise permitted by the Facility Documents or the contracts, instruments or obligations referred to in clauses (a), (e), (f), (h), (k) or (l) above; provided that such amendments or refinancings are no more restrictive in any material respect with respect to such encumbrances and restrictions than those in effect prior to such amendment or refinancing. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly, except pursuant to the Deerfield Subordination Agreement, enter into, assume or become subject to any obligation prohibiting or otherwise restricting the ability of the Borrower and the other Loan Parties to make all payments of Obligations under the Facility Documents as and when due and payable or otherwise permitted to be paid.

Section 7.12.    Investment Company Act.  No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly, be an “investment company” as such term is defined in the Investment Company Act, or to otherwise be registered under or required to be registered under the Investment Company Act.

ARTICLE 8
EVENTS OF DEFAULT

Section 8.1.      Events of Default.  Any of the following events, conditions or other occurrences shall constitute an “Event of Default”:

(a)       The Borrower or any other Loan Party shall have failed (i) to pay when and as required to be paid herein or in any other Facility Document, any amount of principal of any Loan, including upon maturity of the Loans, or (ii) to pay after the same shall become due, interest on any Loan, or any fee or any other amount or Obligation payable hereunder or pursuant to any other Facility Document.

(b)       Any Loan Party shall have failed to comply with or observe any covenant contained in any Facility Document (other than the covenants described in Section 8.1(a)), and such failure, with respect to this Section 8.1(b) only, shall not have been cured within thirty (30) days after the earlier to occur of (A) the date upon which any officer of any Loan Party or any of its Subsidiaries becomes aware of such failure and (B) the date upon which written notice thereof is given to any Loan Party or any of its Subsidiaries by the Lender.

(c)        Any representation or warranty made or deemed made by any Loan Party in any Facility Document shall have been incorrect, false or misleading in any material respect (except to the extent that such representation or warranty is qualified by reference to materiality or Material Adverse Effect, to which extent it shall have been incorrect, false or misleading in any respect) as of the date it was made or deemed made.

(d)        (i) Any Loan Party or any of its Subsidiaries shall generally be unable to pay its debts as such debts become due, or shall admit in writing its inability to pay its debts as they come due, or shall make a general assignment for the benefit of creditors or shall declare in writing a moratorium on the payment of its debts in general; (ii) the commencement by any Loan Party or any of its Subsidiaries of proceedings to be adjudicated bankrupt or insolvent, or the consent by it to the commencement of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization, intervention or other similar relief under any Applicable Law, or the consent by it to the filing of any such petition or to the appointment of an intervenor, receiver, liquidator, assignee, trustee, sequestrator or other similar official of all or substantially all of its assets; (iii) the commencement against any Loan Party or any of its Subsidiaries of a proceeding in any court of competent jurisdiction under any bankruptcy or other Applicable Law (as now or hereafter in effect) seeking its liquidation, winding up, dissolution, reorganization, arrangement or adjustment, or the appointment of an intervenor, receiver, liquidator, assignee, trustee, sequestrator or other similar official, and any such proceeding shall continue undismissed, or any order, judgment or decree approving or ordering any of the foregoing shall continue unstayed or otherwise in effect, for a period of sixty (60) days; (iv) the making by any Loan Party or any of its Subsidiaries of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debt generally as they become due; or (v) any other event shall have occurred that, under any Applicable Law, would have an effect analogous to any of those events listed above in this subsection.

(e)       (i) One or more judgments, orders, decrees, arbitration awards or settlements shall be entered or rendered against any Loan Party or any Subsidiary of a Loan Party for the payment of money in an aggregate amount exceeding $2,500,000 that is not covered by insurance payable by an independent third-party, non-affiliated insurance company that has been notified of such judgment, order, decree, arbitration aware or settlement and has not denied coverage therefor, and either, (A) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order, decree, arbitration award or settlement or (B) such judgment, order, decree, arbitration award or settlement shall not have been satisfied, vacated or discharged within thirty (30) days after the entry or providing thereof or there shall not be in effect (by reason of a pending appeal) any stay of enforcement thereof within thirty (30) days after the entry or providing thereof, or (ii) one or more non-monetary judgments, orders, decrees, arbitration awards or settlements shall be entered or rendered against any Loan Party or any Subsidiary of a Loan Party that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and, with respect to this clause (ii), there shall be any period of thirty (30) days during which such a stay of enforcement of such judgment, order, decree, arbitration award or settlement, by pending appeal or otherwise, shall not be in effect.

(f)        Any Loan Party or any Subsidiary of any Loan Party (i) shall fail to make any payment in respect of any Indebtedness (other than the Obligations) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $2,500,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the documents relating thereto on the date of such failure; or (ii) shall fail to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or more than $2,500,000, if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, such Indebtedness to be declared to be due and payable (or otherwise required immediately to be prepaid, redeemed, purchased or defeased) prior to its stated maturity (without regard to any subordination terms with respect thereto) or cash collateral in respect thereof to be demanded; provided that this clause (g) shall not apply to (w) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, (x) any conversion or exchange of any convertible Indebtedness pursuant to its terms unless such conversion or exchange results from a default thereunder or an event of the type that constitutes an Event of Default, (y) any early payment requirement or unwinding or termination with respect to any Swap Agreement (other than any such payment requirement or termination resulting from a default by any Loan Party or any Subsidiary), or (z) any Indebtedness acquired or assumed in connection with an acquisition that has become due or payable as a result of such acquisition.

(g)       (i) Any material provision of any Facility Document shall for any reason cease to be valid and binding on or enforceable against any Loan Party or any Subsidiary of any Loan Party that is a party thereto (other than pursuant to the terms thereof) or (ii) any Loan Party or any Subsidiary of any Loan Party shall announce or state in writing that it will not honor, or shall bring an action to limit, any of its obligations or liabilities under any Facility Document.

(h)        Any Loan Party is convicted in any criminal proceedings by any Governmental Authority.

(i)         The occurrence of any Change of Control other than the merger transaction contemplated under the Merger Agreement.

Section 8.2.      Remedies.  Upon the occurrence and during the continuance of any Event of Default the Lender may:

(a)        declare all or any portion of the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Facility Document to be immediately due and payable; without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Loan Party;

(b)        declare all or any portion of any one or more of the commitments of the Lender to make Loans to be suspended or terminated, whereupon all or such portion of such commitments shall forthwith be suspended or terminated; and/or

(c)         exercise on behalf of itself and the Lender all rights and remedies available to it and the lenders under the Facility Documents or applicable law;

provided, however, upon the occurrence of any event specified in Section 8.1(d) above, the obligation of the Lender to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Lender.

ARTICLE 9
MISCELLANEOUS

Section 9.1.     Notices.  Any notices or other information (including an financial information) required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally or by courier (including a recognized overnight delivery service) or by email and shall be effective five (5) days after being placed in the mail, if mailed by regular United States mail, or upon receipt, if delivered personally or by courier (including a recognized overnight delivery service), or when received by email in each case addressed to a party as follows (or such other address or email address provided by such party to such other parties pursuant to the below or such later address or email address provided in accordance herewith):

If to the Borrower or any other Loan Party:

Intersect ENT, Inc.
1555 Adams Drive
Menlo Park, CA 94025
E-mail: pbroderick@intersectent.com
Attn: Patrick Broderick

With a copy to (which shall not be deemed to constitute notice):

Cooley LLP
101 California Street, 5th Floor
San Francisco, CA 94111
E-mail: gmamarca@cooley.com
Attn: Mischi a Marca

If to the Lender:

c/o Medtronic
710 Medtronic Parkway
Minneapolis, MN 55432-5604
E-mail: dj.sardella@medtronic.com
Attn: DJ Sardella

With a copy to (which shall not be deemed to constitute notice):

Ropes & Gray LLP
800 Boylston Street
Boston, MA 02110
Email: Tara.Fisher@ropesgray.com;
Christopher.Comeau@ropesgray.com
Attn: Tara M. Fisher
Christopher D. Comeau

Section 9.2.      Cost and Expense Reimbursement.  The Loan Parties agree to pay within ten (10) Business Days after delivery of an invoice therefor, all reasonable and documented out-of-pocket costs and expenses, including fees, costs and expenses of legal counsel to the Lender and all fees, costs and expenses of accountants, advisors and consultants and costs of settlement, incurred by the Lender in enforcing any of the Facility Documents or any Obligations of, or in collecting any payments due from, any Loan Party hereunder or under the other Facility Documents or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any proceeding or event of the type set forth in Section 8.1(c), and all reasonable and documented out-of-pocket fees, costs and expenses (including costs and expenses of counsel) incurred by the Lender in connection with the enforcement of its rights or remedies under the Facility Documents after the occurrence or during the continuance of an Event of Default.  Without limiting any of the foregoing provisions of this Section 9.2, any action taken by any Loan Party under or with respect to any Facility Document, even if required under any Facility Document or at the request of the Lender, shall be at the sole expense of such Loan Party, and the Lender shall not be required under any Facility Document to reimburse any Loan Party or any Subsidiary of any Loan Party therefor.  The obligations and provisions contained in this Section 9.2 shall survive the termination of this Agreement and the repayment of the Obligations.

Section 9.3.      Governing Law; Venue; Jurisdiction; Service of Process; WAIVER OF JURY TRIAL.

(a)        This Agreement and the other Facility Documents (unless otherwise expressly stated therein) shall be governed by and construed and enforced in accordance with the laws of the State of New York.

(b)       Each Party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and, unless otherwise expressly stated therein, the other Facility Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York, borough of Manhattan (and, in each case, the applicable state and federal appeals courts sitting in the City of New York or, if not available or applicable, the State of New York).  Each Party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan for the adjudication of any dispute hereunder or under the other Facility Documents or in connection herewith or with the other Facility Documents or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, or that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding; provided that nothing in this Agreement or in any other Facility Document shall limit the right of the Lender to commence any suit, action or proceeding in federal, state or other court of any other jurisdiction to the extent the Lender determines that such suit, action or proceeding is necessary or appropriate to exercise its rights or remedies under this Agreement or any of the other Facility Documents.

(c)        Each Party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such Party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

(d)        THE PARTIES HERETO, TO THE EXTENT PERMITTED BY APPLICABLE LAW, HEREBY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS AGREEMENT, THE OTHER FACILITY DOCUMENTS AND ANY OTHER TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.  THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.  EACH PARTY HERETO (A) CERTIFIES THAT NO OTHER PARTY AND NO AGENT, REPRESENTATIVE OR OTHER PERSON AFFILIATED WITH OR RELATED TO ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THE FACILITY DOCUMENTS, AS APPLICABLE, BY THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.3.  EACH OF THE PARTIES HERETO REPRESENT AND WARRANT THAT IT HAS HAD THE OPPORTUNITY TO REVIEW THE JURY WAIVER CONTAINED IN THIS SECTION 9.3 WITH LEGAL COUNSEL.

Section 9.4.      Successors and Assigns.

(a)       Except as provided for in Section 9.4(b), this Agreement shall bind and inure to the respective successors and permitted assigns of the Parties, except that no Party may assign or otherwise transfer all or any part of its rights or obligations (including the Obligations) under the Facility Documents without the prior written consent of the other Party, and any prohibited assignment by any of the Parties shall be absolutely void ab initio.

(b)       The Lender may not assign or transfer its rights or the Obligations owing to it under the Facility Documents (other than to Lender’s Subsidiaries) without the consent of the Loan Parties, such consent not to be unreasonably delayed or withheld; provided that the Loan Parties may withhold consent in their sole discretion if the assignee or transferee is a Disqualified Lender.  Upon a Lender’s assignment of any of the Loans held by it (in accordance with this Section 9.4(b)), the transferee shall (to the extent of the interests transferred to such transferee) have all the rights and obligations of, and shall be deemed, the Lender with respect to such Loan hereunder or under the other Facility Documents.  For the avoidance of doubt, each assignment or transfer of the rights or Obligations of the Lender shall be subject only to the following conditions: (i) the parties to each assignment or transfer shall execute and deliver to the Lender an Assignment and Assumption and, (ii) upon the reasonable request by the Lender, the assignee or transferee shall provide all documentation and other information reasonably determined by the Lender to be required by applicable regulatory authorities required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

(c)         In addition to the other rights provided in this Section 9.4, the Lender may grant a security interest in, or otherwise assign as collateral, any of its rights under the Facility Documents, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), to any holder of, or trustee for the benefit of the holders of, the Lender’s Indebtedness or equity securities.

Section 9.5.      Entire Agreement; Amendments.

(a)        The Facility Documents contain the entire understanding of the Parties with respect to the matters covered thereby and supersede any and all other written and oral communications, negotiations, commitments and writings with respect thereto.

(b)        No amendment, restatement, modification, supplement, change, termination or waiver of any provision of this Agreement or the other Facility Documents, and no consent to any departure by any Loan Party therefrom shall in any event be effective without the written concurrence of the Borrower and the Lender.

Section 9.6.     Severability.  If any provision of this Agreement or any of the other Facility Documents shall be invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof or thereof shall not in any way be affected or impaired thereby.  The Parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provision.

Section 9.7.     Counterparts.  This Agreement may be executed in several counterparts, and by each Party on separate counterparts, each of which and any photocopies, facsimile copies and other electronic methods of transmission thereof shall be deemed an original, but all of which together shall constitute one and the same agreement.

Section 9.8.    Survival of Representations and Warranties.  All representations and warranties made in the Facility Documents, and in any document, certificate or statement delivered pursuant thereto or in connection therewith shall survive the execution and delivery of this Agreement and the other Facility Documents and the making of the Loans hereunder or thereunder (and shall continue to be made in accordance with the terms hereof and thereof after) regardless of any investigation made by any such other Party or on its behalf.

Section 9.9.      No Waiver; Remedies Cumulative.  No failure or delay on the part of the Lender in the exercise of any power, right or privilege hereunder or under any other Facility Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege.  All rights and remedies existing under this Agreement and the other Facility Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 9.10.    Indemnity.

(a)       The Loan Parties shall, at all times, (1) indemnify and hold harmless (the “Indemnity”) the Lender, each of its respective Affiliates, and each of its respective directors, partners, officers, employees, agents, counsel and advisors (each, an “Indemnified Person”) in connection with any claims or proceedings (including the reasonable and documented attorneys’ fees incurred in defending against such claims or proceedings) arising out of, or relating to, the Facility Documents, the extension of credit under the Facility Documents or the Loans or the other Obligations, the use or intended use of the Loans or the other Obligations, that an Indemnified Person may incur or to which an Indemnified Person may become subject (each, a “Loss”), and (2) reimburse each Indemnified Person for any legal or other fees and expenses reasonably incurred by such Indemnified Person in connection with investigating, preparing, pursuing, responding to, complying with, or participating in (including as a deponent or witness), or defending against, any indemnifiable matter (collectively “Indemnifiable Expenses”), or in connection with the enforcement of this provision with respect to any of the above, as such Indemnifiable Expenses are incurred.  The Indemnity and reimbursement of Indemnifiable Expenses shall not be available to any Indemnified Person to the extent that a court or arbitral tribunal of competent jurisdiction issues a final and non-appealable judgment that such Loss resulted from the gross negligence or willful misconduct of such Indemnified Person.  The Indemnity and reimbursement of Indemnifiable Expenses is independent of, and in addition to, any other agreement of any Party under any other Facility Document to indemnify or any amount to the Lender, and any exclusion of any obligation to pay any amount under this Section 9.10(a) shall not affect the requirement to pay such amount under any other section or provision hereof or under any other agreement, instrument or document.  For the avoidance of doubt, this Section 9.10 shall not apply to Taxes, other than Indemnified Taxes and any Taxes arising from any non-Tax claim.

(b)        An Indemnified Person shall have the right to retain its own legal counsel with the fees, costs and expenses of such legal counsel and of such Indemnified Person to be paid by the Loan Parties.  The indemnification required by this Section 9.10 shall be made and paid by such Loan Parties as Losses are incurred within ten (10) Business Days of written demand by such Indemnified Person.

(c)        No settlement of (or any other agreement or arrangement related to) any Loss shall be entered into by any Loan Party or any of its Subsidiaries without the prior written consent of the applicable Indemnified Person.

(d)        No Loan Party shall, nor shall it permit any of its Subsidiaries to, assert, and each Loan Party on behalf of itself and its Subsidiaries, hereby waives, any claim, loss or amount against any Indemnified Person with respect to any special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any of the other Facility Documents or any undertaking or transaction contemplated hereby or thereby.  No Indemnified Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or any of the other Facility Documents or the transactions contemplated hereby or thereby.

Section 9.11.   No Usury.  Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the highest rate permitted by Applicable Law.  If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the highest lawful rate permitted by Applicable Law, the outstanding amount of the Loans made hereunder shall bear interest at the highest lawful rate permitted by Applicable Law until the total amount of interest due hereunder equals the amount of interest that would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect.  Accordingly, if the Lender contracts for, charges, or receives any consideration that constitutes interest in excess of the highest lawful rate permitted by Applicable Law, then any such excess shall be cancelled automatically and, if previously paid, shall at the Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to the Loan Parties.

Section 9.12.    Specific Performance.  The Loan Parties agree (and agree on behalf of their Subsidiaries) that irreparable damage, for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of the Facility Documents is not performed in accordance with its specific terms or is otherwise breached.  In light of the foregoing, the Loan Parties hereby agree that the Lender shall be entitled to an injunction, specific performance or other equitable relief to prevent breaches of the Facility Documents and to enforce specifically the terms and provisions hereof and thereof without proof of damages or otherwise and without any obligation to post a bond or other security.

Section 9.13.   USA Patriot Act.  The Lender hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow the Lender to identify each Loan Party in accordance with the USA Patriot Act.

Section 9.14.    No Third Parties Benefited.  This Agreement is made and entered into for the sole protection and legal benefit of the Loan Parties and the Lender and their successors and permitted assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Facility Documents.  The Lender shall not have any obligation to any Person not a party to this Agreement or the other Facility Documents.

Section 9.15.   Binding Effect.  This Agreement shall become effective when it shall have been executed by each of the Loan Parties party hereto and the Lender and such executed counterparts have been delivered to the Lender pursuant to the terms of this Agreement.

Section 9.16.    Marshaling; Payments Set Aside.  The Lender shall not be under any obligation to marshal any property in favor of any Loan Party or any other Person or against or in payment of any Obligation.  To the extent that the Lender receives a payment from the Borrower, from any other Loan Party, from the exercise of its rights of setoff, from any enforcement action or otherwise, and such payment is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all rights and remedies therefor shall be revived and continued in full force and effect as if such payment had not occurred.

Section 9.17.    Right of Setoff.  The Lender and each of its Affiliates is hereby authorized, without notice or demand (each of which is hereby waived by each Loan Party), at any time and from time to time during the continuance of any Event of Default and to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (whether general or special, time or demand, provisional or final) at any time held and other Indebtedness, claims or other obligations at any time owing by the Lender or any of its Affiliates to or for the credit or the account of the Borrower or any other Loan Party against any Obligation of any Loan Party now or hereafter existing, whether or not any demand was made under any Facility Document with respect to such Obligation and even though such Obligation may be unmatured.  The rights under this Section 9.17 are in addition to any other rights and remedies (including other rights of setoff) that the Lender or any of its Affiliates may have.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement, including the jury waiver contained herein, to be duly executed as of the first day written above.

BORROWER:

INTERSECT ENT, INC.,
a Delaware corporation

By:	/s/ Richard A. Meier
Name: Richard A. Meier
Title: Chief Financial Officer

LENDER:

MEDTRONIC, INC.,
a Delaware corporation

By:	/s/ Christopher M. Cleary
Name: Christopher M. Cleary
Title: Vice President, Corporate Development